Exhibit 2.1
EXECUTION VERSION
STOCK PURCHASE AGREEMENT
BY AND AMONG
TREEHOUSE FOODS, INC.,
STURM FOODS, INC.,
THE PARTIES HERETO
DESIGNATED AS SHAREHOLDERS
AND
HMSF, L.P.
DATED AS OF DECEMBER 20, 2009

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF COMMON STOCK		1

1.1	Purchase and Sale	1
1.2	Purchase Price	1
1.3	Treatment of Options; Short-Form Merger	2
1.4	Definitions	3
1.5	Purchase Price Closing Adjustments	5
1.6	Closing Payments	6
1.7	Mechanics of Payments	6
1.8	Purchase Price Post-Closing Adjustments	7
1.9	Post-Closing Option Deduction Payment	9

ARTICLE II CLOSING		9

2.1	Time and Place of Closing	9
2.2	Closing Process	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		10

3.1	Corporate Organization, Power and Authorizations	10
3.2	Authorization of Transactions	10
3.3	Capital Structure	11
3.4	Financial Statements	13
3.5	Certain Developments	14
3.6	Title to, Condition and Sufficiency of Assets	15
3.7	Taxes	16
3.8	Contracts and Commitments	19
3.9	Proprietary Rights	19
3.10	Litigation; Proceedings	21
3.11	Employee Benefit Plans	21
3.12	Compliance with Laws	22
3.13	Environmental Matters	23
3.14	Applicable Food Laws	24
3.15	Employees	24
3.16	Brokers’ Fees	25
3.17	Certain Business Relationships with Affiliates	25
3.18	Corporate Records	25
3.19	Customer/Supplier Relationships	26
3.20	Insurance	26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		26

4.1	Organization and Power	26
4.2	Authorization of Transaction	27
4.3	Absence of Conflicts	27

4.4	Litigation	27
4.5	HSR	28
4.6	Financing	28

ARTICLE V COVENANTS		28

5.1	Conduct of Business	28
5.2	Information	31
5.3	Consents	32
5.4	Notification of Certain Matters	32
5.5	Termination of Certain Agreements	33
5.6	Notification of Certain Matters	33
5.7	Employee Matters	33
5.8	Access to Information	33
5.9	Indemnification of Officers, Directors, Employees and Agents	34
5.10	HSR	36
5.11	Governmental Consents	36
5.12	Return of Company Information	37
5.13	Financing	38
5.14	Financial Information	39
5.15	Regulation S-X Compliant Financial Statements	39
5.16	Reasonable Efforts; Further Assurances	40
5.17	Resignations	40
5.18	Obtaining Financing	40
5.19	No Transfer	40
5.20	No Other Representations or Warranties	41
5.21	Tax Matters	41
5.22	Real Estate Matters	45
5.23	Pre-Closing Project	46
5.24	Credit Agreements	47

ARTICLE VI CONDITIONS PRECEDENT		47

6.1	Conditions to Each Party’s Obligation	47
6.2	Conditions to Obligation of Buyer	48
6.3	Conditions to Obligations of the Company and the Shareholders	50

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		51

7.1	Termination	51
7.2	Effect of Termination	52
7.3	Return of Documentation	52

ARTICLE VIII INDEMNIFICATION		53

8.1	The Shareholders’ Indemnification Obligations	53
8.2	Buyer’s Indemnification Obligations	53
8.3	Indemnification Procedure	53

8.4	Direct Claims	55
8.5	Failure to Give Timely Notice	55
8.6	Reduction of Adverse Consequences	55
8.7	Limitations on Indemnities	56
8.8	Survival	57
8.9	Exclusivity	57
8.10	Adjustment in Purchase Price	57

ARTICLE IX MISCELLANEOUS		57

9.1	Amendment and Waiver	57
9.2	Notices	57
9.3	Binding Agreement; Assignment	59
9.4	Severability	59
9.5	Other Definitional Provisions	59
9.6	Captions	60
9.7	Entire Agreement	60
9.8	Counterparts and Facsimile Signatures	60
9.9	Waiver of Jury Trial	60
9.10	Public Announcements	60
9.11	Jurisdiction	61
9.12	Governing Law	61
9.13	Attorneys’ Fees	61
9.14	Parties in Interest	61
9.15	Rules of Construction	62
9.16	Power of Attorney by Shareholders and Release	63
9.17	Shareholders Agent	64
9.18	Expenses	65
9.19	Enforcement	66
9.20	Conflicts and Privilege	66

EXHIBITS

Exhibit A	Defined Terms
Exhibit B	Escrow Agreement
Exhibit C	Option Surrender Agreement
Exhibit D	Legal Opinion
Exhibit E	Illustrative Net Working Capital Schedule

iv

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 20, 2009, by and among TreeHouse Foods, Inc., a Delaware corporation (“Buyer”), Sturm Foods, Inc., a Wisconsin corporation (the “Company”), and each of the sellers listed on the signature pages hereto (each, a “Shareholder” and, collectively, the “Shareholders”). In addition, HMSF, L.P. joins in the execution and delivery of this Agreement solely for purposes of serving as Shareholders Agent hereunder. Unless defined herein, capitalized terms used in this Agreement are defined in Exhibit A.
WITNESSETH
     WHEREAS, the Shareholders currently own all of the outstanding Common Stock of the Company.
     WHEREAS, Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to Buyer, all of the outstanding Common Stock of the Company owned by the Shareholders in exchange for the consideration set forth herein, upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the Recitals, the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the stock purchase and the mode of carrying the same into effect, the Parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF COMMON STOCK
     1.1 Purchase and Sale. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase and acquire from the Shareholders, and each Shareholder agrees to sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens, all of the issued and outstanding Common Stock owned by such Shareholder.
     1.2 Purchase Price. The aggregate consideration for the Common Stock to be purchased and acquired by Buyer hereunder, which shall be paid by Buyer to the Shareholders hereunder, shall equal (a) $660,000,000 (the “Enterprise Value”), plus (b) the amount of Cash determined as provided for in this Agreement, minus (c) the sum of the amounts of the Debt and the Transaction Costs, minus (d) the amounts provided for in Section 1.6(c), minus (e) the Income Tax Amount, increased or decreased (f) in respect of Net Working Capital as provided for in this Agreement, plus (g) the amount, if any, by which the amount of the Project Completion Costs exceeds $1,000,000, and minus (h) the amount, if any, by which $1,000,000 exceeds the amount of the Project Completion Costs (the amount obtained pursuant to the foregoing clauses (a) through (h), the “Purchase Price”). Except to the extent that such are determined to be incorrect based upon the various payments of such to be made at the Closing, in calculating the Purchase Price, the amounts of the Debt, Transaction Costs and Project Completion Costs shall be determined as provided in Section 1.5(a) and shall be final and binding on the Parties. Solely for purposes of determining the Closing Common Share Price payable at the Closing, the Purchase Price shall be increased in respect of Estimated Cash as provided in Section 1.5(a) and increased or decreased in respect of Estimated Net Working Capital as provided in Section 1.5(b). In calculating the various adjustments to the Purchase Price under this Agreement, no single item shall be given duplicative effect.
     1.3 Treatment of Options; Short-Form Merger.
          (a) With respect to each Option that is not vested in accordance with the terms of the Option Plan as of immediately prior to the Closing, the Company shall take all actions necessary to cause, notwithstanding anything to the contrary in any Option Plan or stock option agreement of the Company and including taking action to amend any such Option Plan or stock option agreement as is necessary, all of such unvested Options to become vested and exercisable as of immediately prior to the Closing. With respect to each Option (including those Options that are vested immediately prior to the Closing pursuant to the immediately preceding sentence), the Company, acting through the committee of the Board of Directors of the Company that administers the Option Plan, shall exercise its right to purchase at the Closing each Option pursuant to Section 8 of the Option Plan for a portion of the Purchase Price equal to the product of the Common Share Price (less the applicable per share exercise price thereof) multiplied by the number of shares of Common Stock covered by such Option in accordance with the provisions of Article I (as to each Option, the “Option Consideration”). The Company shall give Buyer prompt (within two Business Days) notice of such action taken by the Company pursuant to the two immediately preceding sentences. From and after the Closing, (x) all Options shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of an Option shall cease to have any rights with respect thereto, except for the right to receive the Option Consideration in accordance with the terms of this Agreement, and (y) the Option Plan shall be automatically terminated.
          (b) If any Options are exercised after the date of this Agreement, and prior to the Closing, to purchase Common Stock (the “Optionholder Common Stock”) by any Option holder who prior to such exercise was not a Shareholder and all such Option holders do not execute and deliver a counterpart to this Agreement, then as part of the Closing Buyer shall, and shall cause the Company to, take all necessary and appropriate action (a) to cause a Subsidiary of Buyer (organized as a corporation under the laws of the State of Wisconsin) to be merged with and into the Company in accordance with Section 180.1104 of the WBCL (the “Short-Form Merger”), (b) to cause the Short-Form Merger to become effective on the Closing Date after the Closing occurs (the effective time of the Short-Form Merger being referred to herein as the “Effective Time”), and (c) to structure the Short-Form Merger such that (i) at the Effective Time each share of Optionholder Common Stock is converted into the right to receive the same economic benefits, and the holder thereof becomes subject to the same post-Closing obligations, that such share and holder would have become entitled or subject to at and after the Closing if such share of Optionholder Common Stock had been outstanding on the date of this Agreement and such holder were a Shareholder under this Agreement and (ii) the post-Closing obligations (including the indemnification obligations hereunder) and benefits of the Shareholders (including the holders of Optionholder Common Stock acquired pursuant to the Short-Form Merger) shall be modified to the extent necessary so that such remain substantially unchanged from that described in this Agreement as if no Options were exercised after the date of this Agreement. Notwithstanding anything to the contrary that may be contained in this Agreement, the exercise of Options to purchase Optionholder Common Stock after the date of this Agreement and prior to the Closing, and the issuance by the Company of an aggregate number of shares of Optionholder Common Stock pursuant to such Option exercises that does not exceed two percent (2%) of the number of issued and outstanding shares of Common Stock as of immediately prior to the Closing, shall not (A) constitute a breach of any representation, warranty or covenant by the Company or the Shareholders, (B) give rise to or result in the failure of a closing condition under this Agreement to be satisfied, (C) give rise to, result in, or otherwise create a termination right by Buyer under this Agreement or (D) constitute, give rise to or result in a Material Adverse Effect. After the date of this Agreement and prior to the Closing, the Company shall use commercially reasonable efforts (but excluding any obligation to make any expenditures or payments) to cause any holder of Optionholder Common Stock, who prior to purchasing Optionholder Common Stock was not a Shareholder, to execute and deliver to Buyer a counterpart to this Agreement; provided, however, that the failure by the Company to obtain a signed counterpart to this Agreement by any holder of Optionholder Common Stock shall not constitute a breach of this Agreement or the failure of a Closing condition under this Agreement to be satisfied. Upon execution of such counterpart to this Agreement, such holder shall be deemed to be a Shareholder hereunder.
          (c) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Optionholder Common Stock held by a Person (a “Dissenting Shareholder”) who shall not have executed and delivered a counterpart to this Agreement at or prior to the Effective Time or otherwise contractually waived his dissenters’ rights and who shall have properly demanded dissenters’ rights in accordance with the provisions of Section 180.1323 of the WBCL concerning the right of holders of Optionholder Common Stock to dissent from the Short-Form Merger and demand payment for their Optionholder Common Stock (“Dissenting Shares”) shall not receive the consideration described in Section 1.6(a) but shall have the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the WBCL. The Shareholders shall be responsible pursuant to Section 8.1(d) for the excess, if any, of all reasonable third-party out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) arising out of, or incurred in connection with, the Company’s negotiations or proceedings relating to any demand for payment of Dissenting Shares, including any payment required to be made to any Dissenting Shareholder with respect to the settlement or resolution of any appraisal proceeding relating thereto in excess of the aggregate amount of consideration that would have otherwise been payable with respect to such Dissenting Shares pursuant to Section 1.6 (such excess, being referred to as the “Excess Dissenters Costs”). Notwithstanding the foregoing provision, the Company shall not settle or resolve any demand for payment of Dissenting Shares for an amount in excess of the aggregate amount of consideration that would have otherwise been payable with respect to such Dissenting Shares pursuant to Section 1.6 without the Shareholders Agent’s consent, which shall not be unreasonably withheld.
     1.4 Definitions. As used in this Agreement, the following terms shall have the meanings specified:
          (a) “Cash” means, as of immediately prior to the Closing (for the avoidance of doubt, without any reduction for payments made by the Company at the Closing pursuant to

Section 1.6), all cash and cash equivalents of the Company and its Subsidiaries including deposits in transit.
          (b) “Closing Common Share Price” means an amount equal to the quotient (rounded to the tenth decimal place) of: (i) an amount equal to (A) the Purchase Price (determined for purposes of the Closing as provided in Section 1.5), minus (B) the Escrow Amount, and plus (C) the sum of the aggregate exercise prices of all Options outstanding immediately prior the Closing, divided by (ii) the Fully Diluted Common Stock.
          (c) “Closing Financial Statements” means a balance sheet of the Company and its consolidated Subsidiaries as of immediately prior to the Closing prepared as set forth in this Section 1.4(c) and, as applicable, Section 1.5 or Section 1.8. The Parties agree that the Closing Financial Statements shall be prepared in accordance with this Agreement, and to the extent not inconsistent with this Agreement, in accordance with GAAP on a basis consistent with the Company’s preparation of the March 31, 2009 Audited Financial Statements (i.e., using the same methodologies and judgments as were used by the Company in preparation of such Audited Financial Statements); provided, however, that spare parts inventory shall be accounted for and reflected in the Closing Financial Statements on a basis consistent with the Company’s Latest Balance Sheet.
          (d) “Common Share Price” means an amount equal to the quotient (rounded to the tenth decimal place) of: (i) (A) the Purchase Price (determined giving effect to the adjustments provided in Section 1.8), plus (B) the sum of the aggregate exercise prices of all Options outstanding immediately prior to the Closing, divided by (ii) the Fully Diluted Common Stock, which amount shall be subject to adjustment (by increase or decrease), without duplication, for (1) the deposit of the Escrow Amount at the Closing pursuant to Section 1.6(g), (2) the release, if any, of all or any portion of the Escrow Amount (and any interest, dividends and other income earned thereon) for distribution to the Shareholders pursuant to the terms of this Agreement and the Escrow Agreement, and (3) other amounts payable herein for distribution to the Shareholders pursuant to the terms of this Agreement.
          (e) “Debt” means, without duplication, as of immediately prior to the Closing the aggregate amount of: (i) all indebtedness of the Company and its Subsidiaries (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (ii) all obligations of the Company and its Subsidiaries to pay rent or other payment amounts under a lease of real or personal property which is classified as a capital lease on the face of the Latest Balance Sheet, (iii) any outstanding reimbursement obligation of the Company and its Subsidiaries with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company or a Subsidiary thereof pursuant to which the applicable bank or similar entity has paid thereunder obligations for which the Company or a Subsidiary thereof is required to repay, (iv) any payment obligation of the Company and its Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (v) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company or a Subsidiary thereof, whether or not indebtedness secured thereby shall have been assumed, (vi) all guaranties, endorsements, assumptions and other contingent obligations of the Company and its Subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others the repayment of which is guaranteed by the Company or a Subsidiary thereof, and (vii) all other short-term and long-term liabilities of the Company and its Subsidiaries for borrowed money.
          (f) “Income Tax Amount” means the amount of Income Taxes payable by, or with respect to, the Company or any of its Subsidiaries, for periods (or portions thereof) ending on or before the Closing Date that are due or payable after the Closing Date (computed after taking into account estimated Income Tax Payments made prior to the Closing Date, but without regard to any rights to Income Tax refunds receivable after the Closing Date).
          (g) “Net Working Capital” means, as of immediately prior to the Closing, the Company’s and its consolidated Subsidiaries’ accounts receivable, inventories and other current assets (other than Cash) less the Company’s and its consolidated Subsidiaries’ aggregate accounts payable and other current liabilities (other than Transaction Costs, Debt, Severance Costs and any Social Security, Medicare, state disability, unemployment or other employment Taxes included in Section 1.6(c), Section 1.6(d) or the other Transaction Deductions or Severance Costs). In calculating the Net Working Capital, (i) all liabilities and assets (in each case, whether current or deferred) relating to Income Taxes shall be excluded from the computation of Net Working Capital, (ii) all current liabilities and current assets that constitute Project Completion Costs shall be excluded from the computation of Net Working Capital and (iii) the initial $150,000 of the costs of obtaining any “Tail” policy under Section 5.9(e) shall be disregarded. For illustrative purposes, Exhibit E attached hereto depicts Net Working Capital as it would have been determined as of March 31, 2009. For purposes of determining Net Working Capital, (A) the amount of any liabilities set forth on Company Disclosure Schedule 1.4(g) shall not be increased or decreased, except to the extent of any payments made thereon prior to the Closing and (B) the Company’s accounting treatment of spare parts inventory, as reflected in the Latest Balance Sheet, shall not be modified or changed.
          (h) “Transaction Costs” means all fees and expenses unpaid as of immediately prior to Closing that have been incurred by the Company, the Shareholders Agent or a Shareholder and which are to be borne by the Company pursuant to Section 9.18 in connection with the sale of the Company, the Transaction Documents and the consummation of transactions contemplated by this Agreement and the other Transaction Documents. Transaction Costs shall include the unpaid fees and expenses payable at the Closing to the Company’s financial advisors, including the Advisor Fees. Notwithstanding the foregoing to the contrary, Transaction Costs shall not include any Severance Costs.
     1.5 Purchase Price Closing Adjustments.
          (a) No later than two Business Days before the Closing Date, the Company shall deliver to Buyer estimated Closing Financial Statements which shall contain a good faith estimate of: (i) the amount of Net Working Capital (the “Estimated Net Working Capital”), (ii) the amount of Cash (the “Estimated Cash”), (iii) the total amount of the Debt and the Debt Amount, (iv) the total amount of the Transaction Costs (together with the name of each payee thereof), (v) the Income Tax Amount (the “Estimated Income Tax Amount”), and (vi) the total amount of the Project Completion Costs. For purposes of computing the Estimated Income Tax Amount, the Company shall make a good faith determination of the Transaction Deductions that will be deducted in the Pre-Closing Period.
          (b) To the extent that the Estimated Net Working Capital as set forth in the estimated Closing Financial Statements is less than $47,500,000 (the “Net Working Capital Target”), then the Purchase Price to be funded by Buyer at the Closing shall be decreased by such shortfall. To the extent that the Estimated Net Working Capital as set forth in the estimated Closing Financial Statements is greater than the Net Working Capital Target, then the Purchase Price to be funded by Buyer at the Closing shall be increased by such surplus.
     1.6 Closing Payments. Subject to Section 1.7, at the Closing, Buyer shall pay, or shall cause the Company to pay, the following payments:
          (a) to each holder of Common Stock an amount equal to the Closing Common Share Price multiplied by the number of shares of Common Stock owned by such holder;
          (b) to each holder of an Option an amount equal to (i) the Closing Common Share Price, multiplied by (ii) the number of shares of Common Stock covered by such Option, less (iii) the sum of the aggregate exercise price of such Option and the holder’s share of applicable federal, state and local income Tax withholding and Social Security, Medicare, state disability, unemployment and similar withholding obligations;
          (c) to the applicable Governmental Entity, the aggregate amount of all Social Security, Medicare, state disability, unemployment and similar Taxes arising from the payments to Option holders made pursuant to subsection (b) above, excluding the amounts withheld from the payments to Option holders pursuant to subsection (b) above;
          (d) to the applicable Governmental Entity, the aggregate amount of all applicable federal, state and local income and employment Taxes that were withheld from payments pursuant to subsection (b) above;
          (e) to the applicable “Administrative Agent” under each of the Credit Agreements, the Debt Amount;
          (f) to each payee thereof, the Transaction Costs; and
          (g) to the Escrow Agent an amount equal to $20,000,000 (the “Escrow Amount”) to be held in escrow in accordance with the escrow agreement to be entered into at Closing by the Shareholders Agent, Buyer and the Escrow Agent in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”).
     1.7 Mechanics of Payments.
          (a) All cash payments under or pursuant to this Agreement shall be made by wire transfer of immediately available funds to one or more accounts designated by the payee thereof or by certified check if requested by the payee thereof. All cash payments to the Shareholders and Option holders as contemplated by Section 1.6(a) and Section 1.6(b), as applicable, shall be made only after delivery to Buyer or the Company by the Shareholders Agent on behalf of each such Person, as applicable, of: (i) stock certificates either duly endorsed for transfer or accompanied by duly executed stock powers and (ii) an option surrender agreement in the form attached hereto as Exhibit C (an “Option Surrender Agreement”).
     (b) Buyer or the Company will be entitled to deduct and withhold from any amount payable pursuant to this Agreement or any Transaction Document (including payments of Purchase Price and releases of amounts held in escrow) such amounts as Buyer (or any Affiliate thereof) or the Company shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign Applicable Laws relating to Taxes. To the extent that amounts are so withheld by Buyer or the Company, such withheld amounts will be treated for all purposes of this Agreement and the Transaction Documents, as applicable, as having been paid to the Person in respect of whom such deduction and withholding were made by Buyer or the Company. Notwithstanding the foregoing, no withholding shall be made under Section 1445 of the Code as to any Shareholder if, prior to the Closing, Buyer or the Company shall have received (i) a certification by the Company with respect to the shares of the Company which meets the requirements of Treasury Regulation Section 1.1445-2(c)(3), or (ii) a certificate of non-foreign status by such Shareholder which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2).
     1.8 Purchase Price Post-Closing Adjustments.
          (a) The Purchase Price shall be adjusted following the Closing as set forth in this Section 1.8.
          (b) Following the Closing, Buyer shall prepare the Closing Financial Statements which shall contain its calculations of Cash and Net Working Capital, and Buyer shall deliver the same to the Shareholders Agent by no later than the sixtieth (60th) day following the Closing Date. At least seven (7) days prior to Buyer’s delivery of its Closing Financial Statements and calculations of Cash and Net Working Capital, Buyer shall provide drafts thereof to the Shareholders Agent and shall discuss with the Shareholders Agent any questions or concerns that the Shareholders Agent has with regard to such drafts during such seven (7) day period. Thereafter, the Closing Financial Statements and calculations of the Cash and Net Working Capital delivered to the Shareholders Agent shall be final and binding on the Parties unless the Shareholders Agent objects within thirty (30) days after receipt thereof by: (i) notifying Buyer in writing of each objection and (ii) delivering to Buyer a detailed statement describing the basis for each objection along with the Shareholders Agent’s Closing Financial Statements and calculations of the Cash and Net Working Capital. Any component of Buyer’s Closing Financial Statements and calculations of the Cash and Net Working Capital that is not the subject of an objection by the Shareholders Agent shall be final and binding on the Parties. If Buyer agrees with the objection(s) of the Shareholders Agent and the Shareholders Agent’s Closing Financial Statements and calculations of the Cash and Net Working Capital, then the Shareholders Agent’s Closing Financial Statements and calculations of the Cash and Net Working Capital shall be final and binding on the Parties and the Purchase Price shall be adjusted as set forth in Section 1.8(e). If Buyer does not agree with the objection(s) of the Shareholders Agent or the Shareholders Agent’s Closing Financial Statements and calculations of the Cash and Net Working Capital, then Buyer shall, within fifteen (15) days after receipt of the Shareholders Agent’s objection(s) and calculations, notify the Shareholders Agent of its disagreement which shall contain a detailed statement describing the basis for each objection. Following the Closing Date, Buyer shall permit the Shareholders Agent and its counsel, accountants and other advisors full access (with the right to make copies) to the financial books and records of the Company for the purposes of the review and objection right and dispute process contemplated in Section 1.8.
          (c) The Parties shall use reasonable efforts to resolve any dispute arising under Section 1.8(b); provided, that if they are unable to do so within thirty (30) days following Buyer’s notice to the Shareholders Agent that it disagrees with the Shareholders Agent’s Closing Financial Statements and calculations of Cash and Net Working Capital, then by notice from the Shareholders Agent or Buyer to the other the disagreement may be submitted for resolution to PricewaterhouseCoopers LLP or such other firm of independent accountants of national standing to which the Parties agree (the “Independent Accountants”). If issues are submitted to the Independent Accountants for resolution, the Shareholders Agent and Buyer shall enter into a customary engagement letter with the Independent Accountants at the time the issues remaining in dispute are submitted to the Independent Accountants. Within ten (10) Business Days after the Independent Accountants have been retained, the Shareholders Agent and Buyer shall furnish, at their own expense, to the Independent Accountants and the other party a written statement of their position with respect to each matter in dispute. Within five (5) Business Days after the expiration of such ten (10) Business Day period, the Shareholders Agent and Buyer may deliver to the Independent Accountants and to each other its response to the other’s position on each matter in dispute. With each submission, the Shareholders Agent and Buyer may also furnish to the Independent Accountants such other information and documents as they deem relevant or such information and documents as may be requested by the Independent Accountants with appropriate copies or notification being given to the other. The Independent Accountants may, at their discretion, conduct a conference concerning the disagreement with the Shareholders Agent and Buyer, at which conference the Shareholders Agent and Buyer shall each have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants.
          (d) The Independent Accountants shall be directed to promptly, and in any event within thirty (30) days after their appointment pursuant to Section 1.8(c), render their decision on the disputed items. The Independent Accountants’ determination as to each item in dispute shall be set forth in a written statement delivered to the Shareholders Agent and Buyer, which shall include the Independent Accountants’ determination of the disputed items of the Closing Financial Statements and their calculations of such disputed items, all of which shall be final and binding on the Parties. The Independent Accountants shall also determine the proportion of their fees and expenses to be paid by each of the Shareholders Agent and Buyer or the Company based primarily on the degree to which the Independent Accountants have accepted the positions of the respective Parties.
(e) (i) If the sum of Cash plus the Net Working Capital as finally determined pursuant to this Section 1.8 exceeds the sum of Estimated Cash plus the Estimated Net Working Capital, then Buyer shall, or shall cause the Company to, promptly pay to the Shareholders Agent the amount of such excess plus interest thereon from the Closing Date through the payment date at the prime rate of interest quoted in The Wall Street Journal on the second Business Day prior to the date of payment (the “Applicable Rate”). Promptly after the receipt of such funds the Shareholders Agent, shall distribute such funds to the Shareholders based on each Shareholder’s Percentage Share thereof. In addition, the Shareholders Agent shall have the right to request the Company to distribute all or any part of such funds to any or all of the other Shareholders and upon making such request and tendering such funds to the Company, the Company shall promptly make such distribution to such Shareholders based on each such Shareholders’ Percentage Share thereof and the Shareholders Agent shall have no further liability or obligation as to the distribution of such funds.
     (ii) If the sum of Estimated Cash plus the Estimated Net Working Capital exceeds the amount of the sum of Cash plus Net Working Capital as finally determined pursuant to this Section 1.8, then Buyer and the Shareholders Agent shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Escrow Amount the amount of such excess to Buyer plus interest thereon from the Closing Date through the payment date at the Applicable Rate. To the extent that such excess and interest thereon from the Closing Date through the payment date at the Applicable Rate exceed the Escrow Amount, Buyer and the Company shall be deemed to have irrevocably waived any right to recover such unpaid excess and interest.
     1.9 Post-Closing Option Deduction Payment. On each date an amount is (a) released from the Escrow Fund, (b) paid pursuant to Section 1.8(e)(i), or (c) paid pursuant to Section 5.21(e), in each case, to, or for the benefit of, the Shareholders, Buyer shall pay to the Shareholders Agent for distribution to the Shareholders based on each Shareholder’s Percentage Share thereof the Post-Closing Option Deduction Payment with respect to the release or payment.
ARTICLE II
CLOSING
     2.1 Time and Place of Closing. Unless otherwise agreed to by the Company and Buyer, the Closing will occur at 9:00 a.m. local time on the date that is not later than the third succeeding Business Day after the date on which all conditions to Closing (other than conditions the fulfillment of which is to occur at the Closing) are satisfied or waived; provided, however, that notwithstanding the satisfaction or waiver of the conditions to Closing Buyer shall not be required to effect the Closing until the earlier of (a) after the Delivery Date, a date specified by Buyer on no less than three (3) Business Days’ prior notice to the Company and (b) (i) if the Delivery Date is on or before February 1, 2010, then March 31, 2010, (ii) if the Delivery Date is after February 1, 2010 but on or before March 31, 2010, then June 30, 2010, or (iii) if the Delivery Date is after March 31, 2010, then the later of (A) June 30, 2010 or (B) forty-five (45) days after the Delivery Date (or the Closing may be consummated at such other time as Buyer and the Company may mutually determine). The Closing shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601 (or at such other place as Buyer and the Company may mutually determine). The date upon which the Closing actually occurs is referred to as the “Closing Date.”
     2.2 Closing Process. If Buyer is obligated to consummate the Short-Form Merger pursuant to Section 1.3(b), the Closing shall be accomplished as follows:
          (a) Buyer shall first purchase and acquire from the Shareholders all of the issued and outstanding Common Stock owned by the Shareholders; and
          (b) following the purchase of Common Stock set forth in Section 2.2(a) above, Buyer shall consummate the Short-Form Merger on the Closing Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed on the Company Disclosure Schedule as contemplated by Section 9.15, the Company and the Shareholders represent and warrant to Buyer, as of the date hereof, as follows:
     3.1 Corporate Organization, Power and Authorizations. The Company is duly organized and validly existing under the laws of the State of Wisconsin. Except as set forth on Company Disclosure Schedule 3.1, each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, organization or formation. Each of the Company and its Subsidiaries has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as presently proposed to be conducted by it. Except as set forth on Company Disclosure Schedule 3.1, each of the Company and its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each of those jurisdictions set forth on Company Disclosure Schedule 3.1, which constitute all of the jurisdictions in which the nature of the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or licensing necessary. The Company has delivered or otherwise made available to Buyer or its representatives complete and correct copies of its articles of incorporation and bylaws and its Subsidiaries’ respective certificates of incorporation and bylaws or other equivalent documents, as amended and in effect. All Subsidiaries of the Company and their respective jurisdictions of incorporation are set forth on Company Disclosure Schedule 3.1.
     3.2 Authorization of Transactions.
          (a) Each of the Company and each Shareholder has full power and authority to execute and deliver this Agreement. Except for the filings and approvals as required under the HSR Act, (i) each of the Company and each Shareholder and has full power and authority to execute and deliver all other Transaction Documents to which the Company is or will be a party and to perform its obligations hereunder and thereunder and (ii) no other proceeding or action on the part of the Company or any Shareholder is necessary to approve and authorize the Company’s or such Shareholder’s execution and delivery of any other Transaction Document to which the Company or such Shareholder is or will be a party or the performance of the

Company’s or such Shareholder’s obligations hereunder or thereunder. This Agreement and all other Transaction Documents to which the Company or any Shareholder is or will be a party have been, or will be at Closing, duly executed and delivered by the Company or such Shareholder, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the parties thereto other than the Company or such Shareholder, constitute or, upon execution and delivery, will constitute the valid and binding agreements of the Company and such Shareholder, enforceable against the Company and such Shareholder in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.
          (b) The execution, delivery and performance by each of the Company and each Shareholder of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated herein and therein will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings described in this Section 3.2(b) or as set forth on Company Disclosure Schedule 3.2(b), (i) violate, conflict with, or result in any breach of, any of the terms, conditions or provisions of the Company’s or any such Shareholder’s, if applicable, articles of incorporation or bylaws or its Subsidiaries’ respective certificates of incorporation and bylaws or other equivalent documents, (ii) except for Material Contracts set forth on Company Disclosure Schedule 3.8 with an asterisk, if any, require a Consent or violate or result in any violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or a loss of any benefits by the Company or any Subsidiary of the Company under, any of the terms, conditions or provisions of any Material Contract, (iii) except as referenced below, violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any Governmental Entity applicable to the Company or any of the Company’s Subsidiaries or by which or to which any portion of their respective properties or assets is bound or subject or (iv) result in the creation or imposition of any material Lien upon any properties or assets of the Company or any Subsidiary of the Company. No Consent, registration, declaration, or filing with, any Governmental Entity is required by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for (A) the filing of a notification and report form by the Company under the HSR Act, and the expiration or termination of the applicable waiting period thereunder and (B) such other filings, consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits as either set forth on Company Disclosure Schedule 3.2(b) or the failure of which to be obtained or made would not materially adversely affect the consummation of the transactions contemplated hereby or the operation or conduct of the business of the Company following the Closing.
     3.3 Capital Structure.
          (a) The authorized capital stock of the Company consists solely of 350,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock of which, except for any shares of Common Stock that may be issued as described in Company Disclosure Schedule 3.3(a) or after the date hereof upon the exercise of Options: (i) 188,935,616.43 shares of Common Stock are issued and outstanding, (ii) no shares of Preferred Stock are issued and outstanding, (iii) no shares of Common Stock or Preferred Stock are issued and held by the Company in treasury, and (iv) 23,352,201 shares of Common Stock are reserved for issuance under the Option Plan. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into or exercisable or exchangeable for, securities having the right to vote) on any matters on which the holders of Common Stock may vote are issued or outstanding. Except as set forth on Company Disclosure Schedule 3.3(a), all outstanding shares of Common Stock are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or other similar rights. Except as set forth above, and as set forth on Company Disclosure Schedule 3.3(a), there (A) are no shares of capital stock or other voting securities of the Company authorized, issued or outstanding, (B) are no securities of the Company or any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company or any Subsidiary of the Company, (C) is no option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, understanding or commitment of any character, relating to the issued or unissued capital stock of the Company or any Subsidiary of the Company, obligating any Shareholder, the Company or any Subsidiary of the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in, the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares, or equity interests, or obligating any Shareholder, the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, commitment, arrangement or agreement, and (D) is no outstanding contractual obligation of any Shareholder, Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any capital stock of the Company or any Subsidiary or Affiliate of the Company, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other Person. Except as set forth on Company Disclosure Schedule 3.3(a), there are no voting trusts, proxies or other agreements or understandings to which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective shareholders or equity owners is a party or by which the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective shareholders or equity owners is bound with respect to the voting of any shares of capital stock, or any other equity or voting security or interest of the Company or any Company Subsidiary.
          (b) Except for such changes as may result from an exercise of an Option as described on Company Disclosure Schedule 3.3(b) or after the date of this Agreement, there are outstanding Options to acquire an aggregate of 8,487,500 shares of Common Stock with each such Option having the per share exercise price and the record holder set forth on Company Disclosure Schedule 3.3(b).
          (c) Each of the Company’s Subsidiaries is listed on Company Disclosure Schedule 3.3(c). The authorized capital stock and the issued and outstanding capital stock of each such Subsidiary is listed on Company Disclosure Schedule 3.3(c). Except as set forth on Company Disclosure Schedule 3.3(c), the Company directly or indirectly is the beneficial and record owner of all issued and outstanding capital stock of each such Subsidiary and such ownership is free and clear of all Liens. Each outstanding share of capital stock of each such Subsidiary has been duly and validly authorized and issued and is fully paid and nonassessable. No shares of capital stock of any such Subsidiary have been issued in violation of any preemptive or similar rights of any past or present shareholder of such Subsidiary. No shares of capital stock of any such Subsidiary are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating any such Subsidiary to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of such Subsidiary.
          (d) Subject to such changes as may result from an exercise of an Option, all of the issued and outstanding Common Stock is held, beneficially and of record by the Persons and in the amounts set forth on Company Disclosure Schedule 3.3(d).
          (e) Upon the consummation of the transactions contemplated by this Agreement, Buyer shall have good and valid title to all of the outstanding capital stock of the Company, free and clear of any and all Liens.
     3.4 Financial Statements.
          (a) The Company has delivered to Buyer the following (collectively, the “Financial Statements”):
               (i) the audited consolidated balance sheets of the Company dated March 31, 2007, March 31, 2008, and March 31, 2009, and the audited consolidated statements of operations, cash flows and shareholder’s equity of the Company for the fiscal years ended March 31, 2007, March 31, 2008, and March 31, 2009 (including the notes thereto), accompanied by the report thereon of Grant Thornton LLP, independent public accounting firm (the “Audited Financial Statements”); and
               (ii) the unaudited interim consolidated balance sheets of the Company dated November 30, 2008 and November 30, 2009 (such balance sheet as of November 30, 2009, the “Latest Balance Sheet”) and the related unaudited interim consolidated statements of operations, cash flows and shareholder’s equity of the Company for the eight-month periods ended November 30, 2008 and November 30, 2009 (collectively, the “Interim Statements”).
          (b) Except as set forth on Company Disclosure Schedule 3.4(b), the Audited Financial Statements (in each case including the notes thereto) were prepared from the books and records of the Company (which are accurate and complete in all material respects) and in accordance with GAAP. Except as set forth on Company Disclosure Schedule 3.4(b), the Interim Statements were prepared in accordance with GAAP (except that such unaudited financial statements do not contain all footnotes required under GAAP and are subject to normal year-end adjustments) and on a basis and using principles consistent with the preparation of the Audited Financial Statements for the fiscal year ended March 31, 2009. The Financial Statements fairly present, in all material respects, the assets and liabilities and results of operations of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the periods then ended.
          (c) Except as set forth on Company Disclosure Schedule 3.4(c), the Company and its consolidated Subsidiaries do not have any liability or obligation of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, required by GAAP to be set forth in a financial statement or in the notes thereto, except for liabilities, obligations or contingencies that (i) have been incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, (ii) have been incurred in connection with the transactions contemplated by this Agreement, none of which constitute a breach of any other representation or warranty contained in this Agreement, (iii) that are accrued or reserved against in the Latest Balance Sheet, (iv) would not be required to be presented in unaudited interim financial statements prepared in conformity with GAAP, or (v) are immaterial. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.4(c) shall not apply to (and shall exclude) any liability arising out of or related to facts, events, transactions, or actions or inactions, the category of which is the subject of another representation or warranty set forth in this Article III, whether or not the existence of such liability would constitute a breach or inaccuracy of such representation or warranty. (By way of example, as to the foregoing sentence, pending and threatened litigation is addressed in the representations and warranties in Section 3.10 and, therefore, all pending and threatened litigation (regardless of whether such litigation is covered by the representations and warranties in Section 3.10) is considered a “category” for the purposes of the foregoing sentence.)
     3.5 Certain Developments. Other than pursuant to this Agreement or as described on Company Disclosure Schedule 3.5, during the period commencing as of the date of the Latest Balance Sheet and expiring as of the date of this Agreement, neither the Company nor any of its Subsidiaries have:
          (a) mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, leased, assigned, conveyed, transferred or otherwise disposed of any asset of the Company or any Subsidiary (other than dispositions of inventory in the ordinary course of business, dispositions of obsolete or worn out assets in the ordinary course of business, dispositions of assets which have been replaced with assets of equal or greater value and utility, and collection of receivables in the ordinary course of business);
          (b) discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business or which, if not in the ordinary course of business, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole;
          (c) made any material deviation from any historical accounting principle, procedure or practice followed by the Company or any of its Subsidiaries or in the method of applying any such principle, procedure or practice;
          (d) suffered any Material Adverse Effect and no event, change or circumstance has occurred with respect to the Company or any of its Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect;
          (e) made any issuance, sale or disposition of capital stock or any other securities or grant of any options, warrants or other rights to subscribe for or purchase any capital stock or any other securities of the Company or any of its Subsidiaries;

          (f) made or granted any bonus or any wage, salary or compensation increase other than in the ordinary course of business to any employee or independent contractor, except pursuant to the express terms of any written contract or agreement which is described on Company Disclosure Schedule 3.8 or 3.11;
          (g) entered into any transaction or contract or conducted its business other than in the ordinary course of business consistent with past practice;
          (h) instituted or settled any legal proceedings which, individually or in the aggregate, would be material to the Company and its Subsidiaries taken as a whole; or
          (i) authorized any of, or committed, resolved or agreed to take any of, the foregoing actions, or any action that would be prohibited by Section 5.1 if taken while this Agreement were in effect.
     3.6 Title to, Condition and Sufficiency of Assets.
          (a) Company Disclosure Schedule 3.6(a) sets forth a true and complete list of the street address or other location information for all Owned Real Property. Except as set forth on Company Disclosure Schedule 3.6(a), the Company or a Subsidiary of the Company has good and indefeasible, fee simple title in and to the Owned Real Property, free and clear of all Liens other than Permitted Encumbrances. The Company has delivered or otherwise made available to Buyer true, correct and complete copies of all deeds and the most current title reports, exception documents and related documents and information and surveys for the Owned Real Property in the Company’s or any of its Subsidiaries’ possession. The Company or a Subsidiary of the Company has sufficient title to such easements, rights of way and other rights appurtenant to each of the Owned Real Properties as are necessary to permit ingress and egress to and from the Owned Real Property to a public way. The material improvements on the Owned Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the Company and each of its Subsidiaries operated thereon to be operated in the ordinary course as currently operated, except where the failure to have such access would not have a Material Adverse Effect. Except as set forth on Company Disclosure Schedule 3.6(a), the material improvements located on the Owned Real Property are in sufficiently good condition (except for ordinary wear and tear) to allow the business of the Company and its Subsidiaries to be operated in the ordinary course as currently operated and as presently proposed to be operated. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened, which would preclude or materially impair the use of any Owned Real Property for the uses for which it is intended. The current use of the Owned Real Property by the Company and its Subsidiaries does not violate in any material respect any restrictive covenants or easements of record affecting any of the Owned Real Property or, to the Knowledge of the Company, other unrecorded agreements, or other Liens affecting any of the Owned Real Property. Except as set forth on Company Disclosure Schedule 3.6(a), neither the Company nor any of its Subsidiaries is party to any leases, subleases, licenses, concessions, contracts or other agreements, whether written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Owned Real Property, and there are no other parties other than the Company occupying the Owned Real Property.

          (b) Company Disclosure Schedule 3.6(b) sets forth a true and complete list, by street address or other location information, of all Leased Real Property, together with the reference information for each of the Real Property Leases related thereto. The Company has delivered or otherwise made available to Buyer true, correct and complete copies of all title reports, surveys, leases, subleases, and related documents and information pertaining to Leased Real Property in the Company’s or any of its Subsidiaries’ possession. The Company or one of its Subsidiaries has a valid and enforceable leasehold interest under each of the Real Property Leases, and (subject to any of such Real Property Leases being terminated in the ordinary course of business and in accordance with the terms thereof) each of the Real Property Leases is in full force and effect. Except as otherwise set forth on Company Disclosure Schedule 3.6(b), neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no other party, is in default in any material respect under any Real Property Lease, and, to the Knowledge of the Company, no event has occurred which with notice or the passage of time or both would constitute a material breach or default thereunder. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened, which would preclude or materially impair the use of any Leased Real Property for the uses for which it is intended. The Company or one of its Subsidiaries has made all material repairs and replacements known to the Company or its Subsidiaries to be required to be made by it under the Real Property Leases or as required under Applicable Law, and there are no other parties other than the Company and its Subsidiaries occupying the Leased Real Property.
          (c) The Real Property constitutes all interests in real property sufficient for the continued conduct of the Company’s and its Subsidiaries’ business in substantially the same manner as currently conducted.
          (d) Except as set forth on Company Disclosure Schedule 3.6(d), the Company or its Subsidiaries have good title to, or hold pursuant to valid and enforceable leases to, all the tangible properties and assets of the Company and its Subsidiaries (excluding Real Property) that are material to the conduct of the businesses of the Company and its Subsidiaries, with only such exceptions as constitute Permitted Encumbrances. All items of tangible properties and assets of the Company and its Subsidiaries that are material to the conduct of the businesses of the Company and its Subsidiaries are in good operating condition and repair for assets of like type and age, ordinary wear and tear excepted. Except as set forth on Company Disclosure Schedule 3.6(d), such tangible properties and assets of the Company and its Subsidiaries are sufficient for the continued conduct of the Company’s businesses in substantially the same manner as previously conducted, and as currently proposed to be conducted.
     3.7 Taxes. Except as set forth on Company Disclosure Schedule 3.7:
          (a) All material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been filed when due. All such Tax Returns were true, correct and complete in all material respects. All material Taxes of the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid when due. All Tax withholding and deposit requirements imposed on or with respect to the Company and its Subsidiaries have been satisfied in all material respects. There are no Liens on any of the assets of the Company or any of its Subsidiaries with respect to Taxes other than Permitted Encumbrances. All material Taxes with respect to the Real Property have been paid when due.

          (b) The terms of each “deferred compensation plans,” within the meaning of Code Section 409A (and associated Treasury Department guidance), of the Company or any of its Subsidiaries comply with Code Section 409A (and associated Treasury Department guidance), each such “deferred compensation plan” has been operated in compliance with Code Section 409A (and associated Treasury Department guidance), and no such “deferred compensation plan” has been materially modified within the meaning of Code Section 409A (and associated Treasury Department guidance).
          (c) Assuming that the employment compensation arrangements provided by Buyer to employees of the Company after the Closing are on the same terms as such employees’ employment compensation arrangements provided by the Company as of the date hereof, there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of the transactions contemplated by this Agreement or otherwise, could give rise to the payment of any amount that would not be deductible by the Company or any Subsidiary thereof; as the case may be, by reason of Section 280G of the Code or subject to an excise Tax under Code Section 4999. Neither the Company nor any of its Subsidiaries has any obligation to pay, gross up, or otherwise indemnify any employee or contractor for any Taxes, including Taxes imposed under Code Sections 4999 or 409A.
          (d) Neither the Company nor any of its Subsidiaries has granted (or is subject to) any waiver or extension that is currently in effect of the period of limitations for the assessment or payment of any Tax or the filing of any Tax Return. No power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.
          (e) No material unpaid Tax assessment, deficiency or adjustment has been assessed against or with respect to the Company or any of its Subsidiaries by any Governmental Entity, and there are no pending or threatened audits or administrative or judicial proceedings with respect to Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any private letter ruling, technical advice, application for a change of any method of accounting, or other similar request presently pending with any Governmental Entity.
          (f) Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group for Tax filing purposes, other than the group in which it currently is a member. Neither the Company nor any of its Subsidiaries is currently a party to any Tax sharing or similar arrangement for the sharing of Tax benefits or liabilities. Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person (other than a member of a combined, consolidated, affiliated or unitary group in which it currently is a member) as a successor, transferee, pursuant to a contract, jointly or severely (including pursuant to Treasury Regulation Section 1.1502-6 or similar provision of state, local, or foreign Applicable Law).
          (g) Neither the Company nor any of its Subsidiaries is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision for foreign, state, or local Tax purposes); (ii) a transaction occurring on or before the Closing reported as an open transaction for federal income Tax purposes (or any similar doctrine for foreign, state or local Tax purposes); (iii) prepaid amounts received on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date; (v) an agreement entered into with any Governmental Entity on or prior to the Closing Date; (vi) any “deferred intercompany transaction” governed by Treasury Regulation Section 1.1502-13; (vii) any “excess loss account” within the meaning of Treasury Regulation Section 1.1502-19; or (viii) an election under Code Section 108(i).
          (h) No written claim has ever been made by any Governmental Entity in any jurisdiction in which the Company or any of its Subsidiaries do not file Tax Returns that any such Person is or may be subject to Taxation by that jurisdiction and that has not been resolved.
          (i) Neither the Company nor any of its Subsidiaries is a party of any joint venture, partnership or other arrangement that reasonably could be treated as a partnership for United States federal income Tax purposes. Neither the Company nor any of its Subsidiaries own any stock in any entity taxed as a “controlled foreign corporation” for United States federal income Tax purposes.
          (j) The Company is not (and has not been since May 26, 2005) a “United States real property holding corporation” within the meaning of Code Section 897(c).
          (k) Neither the Company nor any of its Subsidiaries has (or has ever had) a permanent establishment in any foreign country or engages (or has ever engaged) in a trade or business in any foreign country.
          (l) Neither the Company nor any of its Subsidiaries has been, in the past five (5) years, a party to a transaction (i) reported or intended to qualify as a reorganization under Code Section 368 or (ii) reported or intended to qualify as a distribution governed by Code Sections 355 or 356.
          (m) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could affect the income Tax liability for any taxable year not closed by the applicable statute of limitations which is (i) a “reportable transaction” (ii) a “listed transaction” or (iii) a transaction a “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meanings of Code Sections 6662, 6662A, 6011, 6012, 6111, or 6707A or Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the Internal Revenue Service (irrespective of the effective dates).
          (n) No debt of the Company or any of its Subsidiaries is “corporate acquisition indebtedness” within the meaning of Code Section 279 or an “applicable high yield discount obligation” within the meaning of Code Section 163(e)(5). No interest accrued or paid by the Company or any of its Subsidiaries (whether as stated interest, imputed interest, or original issue discount) on any debt obligation thereof is not deductible for federal, state, or local income Tax purposes in the year the interest accrues.
          (o) Neither the Company nor any of its Subsidiaries is obligated under any contract entered into on or before the Closing Date to make a payment to any third party (including a former shareholder) based on Tax benefits realized as a result of a deduction included in the Transaction Deductions or that could be claimed in a period (or portion thereof) beginning after the Closing Date.

     3.8 Contracts and Commitments. Company Disclosure Schedule 3.8 sets forth all Material Contracts to which either the Company or any of its Subsidiaries is a party or by which any of them or their assets or properties are otherwise bound. The Company has made available to Buyer a true, correct and complete copy of each written Material Contract, together with all amendments, modifications or supplements thereto. Neither the Company nor any of its Subsidiaries is in default in any material respect under any such Material Contract. Each such Material Contract is (a) a legal, valid and binding obligation of the Company or its Subsidiaries and, to the Knowledge of the Company, a legal, valid and binding obligation of each other party thereto, and (b) is in full force and effect. To the Knowledge of the Company, each other party thereto, has performed in all respects all obligations required to be performed by it and is not in default under or in breach of, nor in receipt of any claim of default or breach under, any such Material Contract. As to each Material Contract, there has not occurred any event or events that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or any of its Subsidiaries thereunder, except as set forth on Company Disclosure Schedule 3.8 and except for those defaults that would not have a Material Adverse Effect. To the Knowledge of the Company, no other party to any Material Contract has exercised or threatened to exercise any termination rights with respect thereto.
     3.9 Proprietary Rights.
          (a) Company Disclosure Schedule 3.9(a) sets forth all Intellectual Property that is owned by Company or its Subsidiaries, and registered, issued or filed for registration or issuance and any material common law trademarks owned by the Company or its Subsidiaries. The Company and its Subsidiaries own all right, title and interest in and to any material Intellectual Property (whether registered or unregistered) that has been used by Company or its Subsidiaries, other than Intellectual Property that is or has been used by them pursuant to a license or other right from a third party. The consummation of the transactions contemplated hereby will not conflict with or result in the abandonment, cancellation, diminution, breach, or unenforceability of any material Intellectual Property owned or licensed by the Company or any of its Subsidiaries.
          (b) Except as set forth on Company Disclosure Schedule 3.9(b):
               (i) Neither the Company nor any of its Subsidiaries has permitted any liens or other encumbrances on any Intellectual Property (whether registered or unregistered) owned by the Company or its Subsidiaries, except Permitted Encumbrances.
               (ii) All patents, registered trademarks and registered copyrights owned by the Company and its Subsidiaries are (A) valid, (B) subsisting (except for the registered Trademarks designated as abandoned in Company Disclosure Schedule 3.9(b)), and (C) enforceable. None of the Intellectual Property (whether registered or unregistered) owned by the Company has been obtained through any fraudulent activity infringement, misappropriation or misrepresentation. There are no claims pending or, to the Knowledge of the Company, threatened that challenge the validity or the enforceability of such Intellectual Property, and neither the Company nor any of its Subsidiaries has received any demand, claim or notice from any Person which challenges the validity of any such Intellectual Property which claim has not been settled, resolved or dropped by the claimant.

               (iii) To the Knowledge of the Company, no activities of the Company or any of its Subsidiaries, or the conduct of their businesses, interfere with, infringe upon, violate, misappropriate or otherwise come into conflict with any Intellectual Property rights of any third party. No third party has notified the Company or any of its Subsidiaries in writing that (A) any of such third party’s Intellectual Property rights are infringed by the Company or any of its Subsidiaries, which claim or assertion has not been settled, resolved or dropped by the claimant, or (B) the Company or any of its Subsidiaries requires a license to use any of such third party’s Intellectual Property rights in order to be non-infringing, which claim or assertion has not been settled, resolved or dropped by the claimant. To the Knowledge of the Company, no third party has infringed, violated, misappropriated, diluted or interfered with, or is infringing, violating, misappropriating, diluting, interfering with or otherwise come into conflict with any Intellectual Property of the Company or any of its Subsidiaries.
               (iv) All issued patents and registered trademark and registered copyrights of the Company and its Subsidiaries have been duly registered or issued to the Company or one of its Subsidiaries by the appropriate Governmental Entity, and all pending patent applications and trademark and copyright applications of the Company or any of its Subsidiaries have been duly recorded in the name of the Company or its Subsidiaries by the appropriate Governmental Entity. All such patents, patent applications, and trademark and copyright registrations and applications are currently in compliance in all material respects with all applicable legal requirements (including, as applicable, application, registration and maintenance requirements, such as the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to trademarks, and the payment of filing, examination and annuity and maintenance fees with respect to patents), and are not subject to any actions falling due within ninety (90) days after the Closing.
               (v) Except for Permitted Encumbrances, each domain name owned by the Company and its Subsidiaries is free and clear of all Liens and is in full force and effect. The Company and its Subsidiaries have paid all fees required to maintain each such registration. None of the registrations or uses of the domain names by the Company or its Subsidiaries has been disturbed or placed “on hold,” and the Company and its Subsidiaries have not received written notice of any claim asserted against the Company or the Subsidiaries adverse to their rights to such domain names.
          (c) The Company and its Subsidiaries have taken commercially reasonable steps to protect their rights in material confidential information and trade secrets including trade secret formulations owned by the Company or the Subsidiaries or disclosed to the Company or the Subsidiaries by a third party and used in the Company’s or a Subsidiary’s business. Without limiting the foregoing, the Company and the Subsidiaries have enforced a policy of requiring each employee with access to trade secrets to execute confidentiality agreements, and each consultant and contractor with access to trade secrets to execute confidentiality agreements, as appropriate, substantially consistent with the Company’s standard forms. Except under valid and binding confidentiality obligations, there has been no material disclosure by the Company or any of its Subsidiaries to a third party of any confidential information or trade secret used in connection with the conduct of the business of the Company or its Subsidiaries.

          (d) Other than as part of doing business in the ordinary course, none of the Company and its Subsidiaries has granted a license, whether explicit or implicit, to any third party to use any Intellectual Property owned by the Company other than licenses granted under any agreement set forth on Company Disclosure Schedule 3.9(d). Except as set forth on Company Disclosure Schedule 3.9(d), the Company and its Subsidiaries have not granted any exclusive license to any third party to use any Intellectual Property.
          (e) None of the Intellectual Property of the Company and its Subsidiaries is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of the Company or its Subsidiaries nor does any such person have any interest therein or right thereto, including the right to royalty payments.
     3.10 Litigation; Proceedings. Except as set forth on Company Disclosure Schedule 3.10, (a) neither the Company nor any of its Subsidiaries is subject to any outstanding injunction, judgment, order, decree or ruling and (b) there is no claim, action, suit, inquiry, proceeding, complaint, charge, hearing, grievance or arbitration pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or the Real Property, whether at law or in equity, whether civil or criminal in nature or by or before any arbitrator or Governmental Entity, nor, to the Knowledge of the Company, are there any investigations relating to the Company or any of its Subsidiaries or the Real Property pending or threatened by or before any arbitrator or any Governmental Entity.
     3.11 Employee Benefit Plans. Except as set forth on Company Disclosure Schedule 3.11, neither the Company nor any of its Subsidiaries sponsors, maintains, participates in or has any obligation to contribute to (or any other liability, contingent or otherwise, including current or potential withdrawal liability, with respect to) (a) any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA), (b) any plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare type benefits for current employees or current or future retired or terminated employees (except for continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law), (c) any employee plan which is a “defined benefit plan” (as that term is defined in Section 3(35) of ERISA), whether or not terminated, (d) any employee plan which is “defined contribution plan” (as that term is defined in Section 3(34) of ERISA), whether or not terminated, or (e) any bonus, incentive, deferred compensation, severance, stock option, stock appreciation right, stock purchase, or other equity compensation, change in control, employment, fringe benefit, or other material plan. All such plans set forth on Company Disclosure Schedule 3.11 shall be referred to herein collectively as the “Employee Benefit Plans.” The Company has heretofore delivered or made available to Buyer a true, correct and complete copy of the plan document and a summary description of each such Employee Benefit Plan. Except as set forth on Company Disclosure Schedule 3.11, to the Company’s Knowledge, all Employee Benefit Plans (and related trusts and insurance contracts) comply in all material respects in form and in operation with their terms and Applicable Law, including, ERISA and the Code. Each of the Employee Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter as to such plan’s qualified status and, to the Company’s Knowledge, no circumstances exist that would be reasonably be expected to result in the revocation of such letter. Except as set forth on

Company Disclosure Schedule 3.11, with respect to each Employee Benefit Plan, all contributions, premiums or payments which are due on or before the date hereof have been paid to such plan, except where such failure would not result in material liability. Except as set forth on Company Disclosure Schedule 3.11, there is no Unfunded Pension Liability in connection with any defined benefit plan, no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) to the Company’s Knowledge for any Employee Benefit Plans, and no reportable event, as defined in ERISA, has occurred in connection with the Employee Benefit Plans. Neither the Company nor any of its Subsidiaries has incurred any liability (including any contingent liability) to the Pension Benefit Guaranty Corporation (other than for premiums not yet payable), the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan or, with respect to any employee pension benefit plan currently maintained or maintained within the last six years by members of any controlled group of companies (as defined in Section 414 of the Code) that includes the Company or any Subsidiary thereof that has not been satisfied in full. No material action, suit, proceeding or investigation with respect to the Employee Benefit Plans (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened. Except as set forth on Company Disclosure Schedule 3.11 or as required by the terms of this Agreement (or Applicable Law), the Company has no commitment, whether formal or informal, to create any additional employee benefit plan, to modify or terminate any Employee Benefit Plan, or to maintain any Employee Benefit Plan for any period of time. Except as set forth on Company Disclosure Schedule 3.8 or Company Disclosure Schedule 3.11, the execution of, and consummation of the transactions contemplated by, this Agreement will not (either done alone or in conjunction with any other event) (i) entitle any current or former employee, director, officer, consultant, independent contractor, contingent worker, or leased employee (or any of dependents, spouses or beneficiaries) of the Company to severance pay or any other similar payment or (ii) accelerate the time of payment or vesting of any rights, or increase the amount of compensation due to such individual.
     3.12 Compliance with Laws.
          (a) Except as set forth on Company Disclosure Schedule 3.12(a), each of the Company and its Subsidiaries has complied with and is in compliance with, has operated and is operating its business in compliance with and has maintained and is maintaining its assets in compliance with, all Applicable Laws in all material respects and neither the Company nor any of its Subsidiaries has received any written notice of or been charged with the material violation of any Applicable Laws. Solely to the extent that the Company or any of its Subsidiaries is responsible for compliance with Applicable Laws under the Real Property Leases, each of the Company and its Subsidiaries is in compliance in all material respects with Applicable Laws with respect to the Leased Real Property.
          (b) Each of the Company and its Subsidiaries holds all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities used or necessary for the lawful conduct of its respective business (the “Company Permits”). Such Company Permits have been issued in the name of the Company or one of its Subsidiaries, as applicable, are valid and in full force and effect. Except as set forth on Company Disclosure Schedule 3.12(b), the Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. The Company has no Knowledge of any reason why any Company Permit would not be renewed in the ordinary course of business.
          (c) Notwithstanding the foregoing, the representations and warranties contained in this Section 3.12 will not apply to (and will exclude) any liability arising out of or related to facts, events, transactions, or actions or inactions, which is categorically the subject of the representations and warranties set forth in Section 3.7 (Taxes), Section 3.11 (Employee Benefit Plans), Section 3.13 (Environmental Matters), Section 3.14 (Applicable Food Laws), and Section 3.15 (Employees).
     3.13 Environmental Matters. Except as set forth on Company Disclosure Schedule 3.13:
          (a) The Company and its Subsidiaries have complied in all material respects and are in compliance in all material respects with all Environmental and Safety Requirements and no material liability has arisen and remains outstanding under Environmental and Safety Requirements related to the Company or any of its Subsidiaries.
          (b) The Company and its Subsidiaries have obtained and maintained in full force and effect and have complied in all material respects and are in compliance in all material respects with all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements (collectively, “Environmental Permits”) for the occupation of the Real Property and the operation of the business. Company Disclosure Schedule 3.13(b) includes a list of all material current Environmental Permits, except for such notices, claims, actions, proceedings, investigations, or allegations that have been resolved to the satisfaction of the Persons providing same.
          (c) Neither the Company nor any of its Subsidiaries has received any written notice of and the Company and its Subsidiaries are not subject to any pending or, to the Knowledge of the Company, any threatened claims, actions, proceedings, investigations, or allegations regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any noncompliance or any investigatory, remedial or corrective obligations, arising under applicable Environmental and Safety Requirements or Environmental Permits.
          (d) Except as set forth on Company Disclosure Schedule 3.13(d), there are no facts or conditions relating to the Company or its Subsidiaries, any Real Property or real property formerly owned, operated or leased by the Company or any of its Subsidiaries or any property to which the Company or any of its Subsidiaries arranged for the transport, treatment, storage or disposal of Hazardous Materials, including the Release of Hazardous Materials, that has resulted in or would reasonably be expected to result in the Company or any of its Subsidiaries incurring material liabilities under Environmental and Safety Requirements.
          (e) The Company has delivered to Buyer or otherwise made available to Buyer in the electronic data room of the Company true and complete copies of all environmental reports pertaining to the Real Property or real property formerly owned by the Company or any of its Subsidiaries to the extent such environmental reports are in the possession or control of the Company or any of its Subsidiaries.
     3.14 Applicable Food Laws.
          (a) Except as set forth on Company Disclosure Schedule 3.14(a), since May 26, 2005, each of the Company and its Subsidiaries has complied in all material respects with all Applicable Food Laws, and no claim has been filed against the Company or any of its Subsidiaries since May 26, 2005 alleging a violation of any such Applicable Food Laws.
          (b) Except as set forth on Company Disclosure Schedule 3.14(b), since May 26, 2005, there have been no recalls or withdrawals of products produced or sold by the Company or any of its Subsidiaries or other similar federal, state or private actions with respect to such products and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in such actions.
     3.15 Employees.
          (a) Except as set forth on Company Disclosure Schedule 3.15, since May 26, 2005, each of the Company and its Subsidiaries has complied with all Applicable Laws relating to the employment of personnel and labor, including provisions thereof relating to wages and hours, equal opportunity, collective bargaining, plant closing and mass layoff, health and safety, immigration and the payment of social security and other taxes, except to the extent that any noncompliance would not have a Material Adverse Effect.
          (b) Except as set forth on Company Disclosure Schedule 3.15, (i) neither the Company nor any of its Subsidiaries has agreed to recognize any labor union, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries a party to or bound by any collective bargaining agreement, (ii) since May 26, 2005, neither the Company nor any of its Subsidiaries has experienced any strike, slowdown, lockout, unfair labor practice complaint or other material employee or labor dispute and (iii) since May 26, 2005, there has been no organizational effort made, or to the Knowledge of the Company, threatened by or on behalf of any labor union with respect to any employees of the Company or any of its Subsidiaries.
          (c) Except as set forth on Company Disclosure Schedule 3.15, the employment of all employees of the Company or any of its Subsidiaries is terminable at will by the Company without penalty or severance obligation incurred by the Company or any of its Subsidiaries. The Company and its Subsidiaries have withheld in all material respects amounts required by Applicable Law or by agreement to be withheld from the wages, salaries, and other payments to employees and consultants; and are not liable in any material respect for any arrears of wages, overtime pay or any taxes or any penalty for failure to comply with any of the foregoing. Since May 26, 2005, neither the Company nor any of its Subsidiaries have, in any material respect, misclassified or improperly classified any employees as exempt from applicable federal, state or local laws, rules or regulations pertaining to wages, hours of work, or payment of overtime.

          (d) Except as set forth on Company Disclosure Schedule 3.15, no claim, charge, dispute or complaint is pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any current or former employees, contract hires or consultants which have or would reasonably be expected to result in a Legal Proceeding.
          (e) Except as set forth on Company Disclosure Schedule 3.15, since May 26, 2005, neither the Company nor any of its Subsidiaries have effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Laws.
          (f) To the Knowledge of the Company, no employees of the Company or any of its Subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.
     3.16 Brokers’ Fees. Except as set forth in Company Disclosure Schedule 3.16 and the Advisory Agreements, neither the Company nor Buyer has any liability or obligation to pay any fees, commissions or other amounts to any broker, finder or agent engaged by the Company, any Shareholder or their respective Affiliates with respect to the transactions contemplated by this Agreement.
     3.17 Certain Business Relationships with Affiliates. Except as set forth in Company Disclosure Schedule 3.17, the Advisory Agreements and the employment arrangements and except for normal advances or reimbursements of business expenses to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices and participation in Plans by employees, no Affiliate of the Company or any of its Subsidiaries or any of their respective directors, officers, partners, stockholders or Affiliates of any such Person is currently or has been party to any material business arrangement or relationship with the Company or any of its Subsidiaries within the fiscal year ending on the date of this Agreement, is a participant in any material transaction to which the Company or any of its Subsidiaries is a party, and no Affiliate of the Company or any of its Subsidiaries owns any material asset, tangible or intangible, which is used in the business of the Company or any of its Subsidiaries.
     3.18 Corporate Records. All of the books of account, stock record books, minute books, bank accounts, and other corporate records of the Company and its Subsidiaries have been delivered or made available to Buyer. The stock certificate books and stock transfer ledgers of the Company and its Subsidiaries previously made available to Buyer are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company or any of its Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

     3.19 Customer/Supplier Relationships. Company Disclosure Schedule 3.19 contains a true, correct and complete list of the top ten (10) largest customers (the “Top Customers”) of the Company and its Subsidiaries, on a consolidated basis, determined by dollar volume of sales for the eight-month period through November 30, 2009 and for the fiscal year ended March 31, 2009 and a true, correct and complete list of the top ten (10) largest suppliers (the “Top Suppliers”) of the Company and its Subsidiaries, on a consolidated basis, determined by dollar volume of expenditures for the eight-month period through November 30, 2009 and for the fiscal year ended March 31, 2009. Except as set forth on Company Disclosure Schedule 3.19, since November 30, 2009, there has not been, nor has any Key Employee received notice of, any termination or cancellation of, or a material adverse modification or change in the overall business relationship with any of the Top Customers or Top Suppliers nor does any Key Employee of the Company have any actual knowledge that, its largest Top Customer will or intends to stop, or materially decrease the rate of, purchasing products and/or services of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).
     3.20 Insurance. Company Disclosure Schedule 3.20 contains a list of all policies of liability, environmental, crime, fidelity, life, fire, workers’ compensation, health, director and officer liability and all other forms of insurance currently owned or held by the Company and its Subsidiaries or to which the Company or any of its Subsidiaries is a named insured or otherwise the beneficiary, and identifies for each such policy: the underwriter; the name of the policy holder; policy number; retroactive premium adjustments or other loss-sharing arrangements); expiration date; and deductible amount. Company Disclosure Schedule 3.20 also sets forth a claims history for the past three (3) completed years in respect of such policies. All of the insurance policies listed on Company Disclosure Schedule 3.20 are outstanding and in full force and effect. The Company is not delinquent in the payment of any premiums with respect to such policies. Except as set forth on Company Disclosure Schedule 3.20, neither the Company nor any of its Subsidiaries has within the past three (3) fiscal years ending on the date hereof (a) been in material breach or default (including with respect to the payment of premiums or the giving of notices) with respect to its obligations under any such insurance policies, (b) repudiated any provision of any such insurance policies or (c) been denied insurance coverage. Except as set forth in Company Disclosure Schedule 3.20, neither the Company nor any of its Subsidiaries has any self-insurance, deductible retention or co-insurance programs.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Except as set forth on Buyer’s Disclosure Schedule, as contemplated by Section 9.15(d), Buyer represents and warrants to the Company and each Shareholder, as of the date hereof, as follows:
     4.1 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, and has all requisite power and authority to carry on its business as now being conducted and as presently proposed to be conducted by it. Buyer is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each of those jurisdictions in which the nature of the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or licensing necessary.
     4.2 Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. No other proceedings or actions on the part of Buyer are necessary to approve and authorize Buyer’s execution and delivery of this Agreement or any other Transaction Documents to which it is or will be a party or the performance of its obligations hereunder or thereunder. This Agreement constitutes, and each of the other Transaction Documents to which Buyer is or will be a party will when executed constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.
     4.3 Absence of Conflicts. The execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is a party do not, and the consummation of the transactions contemplated herein and therein will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings and deliveries described in this Section 4.3 or as set forth on Buyer’s Disclosure Schedule 4.3, (a) violate, conflict with, or result in any breach of, any of the terms, conditions or provisions of Buyer’s certificate of incorporation or bylaws, (b) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any Governmental Entity applicable to Buyer or by which or to which any portion of its properties or assets is bound or subject, (c) violate, conflict with, or result in any violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or a loss of any benefits by Buyer under any of the terms, conditions or provisions of any material agreement, or (d) result in the creation or imposition of any Lien upon any properties or assets of Buyer, which would, in each case, materially adversely affect the ability of Buyer to timely consummate any of the transactions contemplated hereby. Except as set forth on Buyer’s Disclosure Schedule 4.3, no Consent, registration, declaration, or filing with, any Governmental Entity or any other person is required by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, except for (i) the filings under the HSR Act, (ii) such filings in connection with any transfer Taxes, if any, (iii) such other filings and consents as may be required under any Environmental and Safety Requirements pertaining to any notification, disclosure or required approval necessitated by the transactions contemplated by this Agreement and the other Transaction Documents to which Buyer is a party and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not materially adversely affect the ability of Buyer to timely consummate the transactions contemplated hereby.
     4.4 Litigation. As of the date of this Agreement, there are no actions, suits, proceedings, orders or investigations pending (or, to Buyer’s Knowledge, threatened) against or affecting Buyer at law or in equity, or before or by any Governmental Entity, which could reasonably be expected to adversely affect Buyer’s performance under this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.
     4.5 HSR. As of the date of this Agreement, neither Buyer nor any Affiliate of Buyer has any Knowledge of any fact or circumstance, including any investment or ownership interest in any Person with the same NAICS code as the Company, that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Laws.
     4.6 Financing. Buyer’s Disclosure Schedule 4.6 sets forth a complete and correct copy of an executed letter from Banc of America Securities LLC (the “Highly Confident Letter”) indicating that it is highly confident of its ability to arrange, subject to the conditions set forth therein, financing for Buyer in the amounts and as otherwise set forth therein (the “Debt Financing”) and, as of the date of this Agreement, such letter has not been withdrawn or modified.
ARTICLE V
COVENANTS
     5.1 Conduct of Business. Except as contemplated by or otherwise permitted under this Agreement or in Company Disclosure Schedule 5.1 or to the extent that Buyer shall otherwise consent in writing (which consent will not be unreasonably withheld), from and after the date of this Agreement until the Closing, the Company covenants and agrees with Buyer that the Company shall not, and shall not permit any of its Subsidiaries to:
          (a) fail to act in the ordinary course of business consistent with past practice to (i) preserve substantially intact the Company’s and each of its Subsidiaries’ present business organization, (ii) preserve its present relationships with employees, agents, independent contractors, creditors, business partners, customers, suppliers and others having business dealings with it and (iii) preserve the financial condition of the Company and its Subsidiaries;
          (b) fail to use commercially reasonable efforts to maintain the material tangible assets and properties of the Company and each of its Subsidiaries in their current physical condition, except for ordinary wear and tear, and fail to maintain insurance upon all of the material tangible assets and properties of the Company and each of its Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;
          (c) except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practice, materially modify, materially amend, terminate or fail to use its commercially reasonable efforts to renew any Material Contract, or waive, release or assign any material rights or material claims thereunder;
          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

          (e) except in the ordinary course of business, acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company or any of its Subsidiaries (other than dispositions of inventory in the ordinary course of business, dispositions of obsolete or worn out assets in the ordinary course of business, dispositions of assets which have been replaced with assets of equal or greater value and utility, and collection of receivables in the ordinary course of business);
          (f) cancel or compromise any debt or claim or amend, cancel, terminate, relinquish, waive or release any right under any Material Contract except in the ordinary course of business and which, in the aggregate, would not be materially adverse to the Company and its Subsidiaries, taken as a whole;
          (g) except as otherwise specifically provided in this Agreement, make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than in the ordinary course of business consistent with past practice) or to persons providing management services, or enter into, adopt, amend or terminate any employment, severance, consulting, termination, collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, vacation, deferred compensation or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants (other than to comply with changes in Applicable Law) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an Employee Benefit Plan or otherwise;
          (h) terminate the employment of any of the Key Employees or, except in the ordinary course of business, any other employee;
          (i) voluntarily mortgage, pledge or subject to any material Lien, other than Permitted Encumbrances, any of its material assets;
          (j) except (i) as otherwise specifically contemplated by this Agreement or (ii) pursuant to the terms of the Employee Benefit Plans or other agreement in effect as of the date of this Agreement: (iii) pay any pension, retirement allowance or other employee benefit to any officer, director, employee of the Company or any of its Subsidiaries, (iv) pay, offer to pay or agree to pay or make any arrangement for payment to any officers, directors or employees of the Company or any of its Subsidiaries of any amount relating to unused vacation days (except payments and accruals made in the ordinary course of business consistent with past practice) or (v) pay, grant, issue or accelerate salary or other payments or benefits pursuant to any Employee Benefit Plan, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present;
          (k) except as required by GAAP, change any of the accounting principles, methods, policies or practices used by the Company or any of its Subsidiaries;
          (l) fail to maintain the books, accounts and records of the Company and each of its Subsidiaries in the ordinary course of business;

          (m) change any of its practices, policies, procedures or timing of the collection of accounts receivable, billing of its customers, pricing and payment terms, cash collections, cash payments, or terms with vendors;
          (n) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice or which, if not in the ordinary course of business, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole;
          (o) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (ii) adjust, split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) except in the case of an employee whose employment has terminated, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any of such shares or other securities;
          (p) except for the issuance of shares of capital stock of the Company issuable upon the exercise of any Options outstanding on the date of this Agreement or as required by the terms of the Company’s Profit Sharing Plan and Trust or any contracts or agreements between the Company or any of its Subsidiaries and an employee thereof as in existence on the date of this Agreement, issue, transfer, sell, pledge, dispose of, encumber or grant rights with respect to (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into or exercisable or exchangeable for shares of stock of any class (except for pledges of capital stock or securities under the Credit Agreements and other than the issuance of certificates in replacement of lost certificates);
          (q) change or amend its charter documents or bylaws (or equivalent governing documents);
          (r) except under the Credit Agreements in the ordinary course of business consistent with past practice, and except for current liabilities within the meaning of GAAP incurred in the ordinary course of business, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any Person (other than among the Company and its Subsidiaries and among such Subsidiaries, and other than advances to officers, directors and employees in the ordinary course of business consistent with past practice);
          (s) except in respect of the Pre-Closing Project, introduce any material change with respect to the operation of the Company and its Subsidiaries, including any material change in the types, nature, composition or quality of its products or services, or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distributions of such products; permit the Company or any of its Subsidiaries to enter into any transaction or to enter into, modify or renew any contract which by reason of its size, nature or otherwise is not in the ordinary course of business;
          (t) change, make or rescind any election with respect to Taxes, change its Tax year or other Tax reporting principle or policy, change any method of accounting for Tax purposes, or settle, resolve, or otherwise dispose of any material claim or proceeding relating to Taxes;
          (u) enter into any contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any of its Subsidiaries to compete with or conduct any business or line of business in any geographic area;
          (v) effectuate a “plant closing” or mass layoff as those terms are defined in the WARN Act or any similar state or local statute, rule or regulation, affecting in whole or in part any site of employment, facility, operating unit or employee;
          (w) institute or settle any legal proceedings which, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole; or
          (x) authorize any of, or commit or agree to take any of, the foregoing actions.
     5.2 Information. From and after the date hereof until the Closing and subject to Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Buyer and its Affiliates and each of their respective representatives (including accountants, consultants, counsel and representatives of financing sources) reasonable access, in each case, during normal business hours, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries, to all Real Property, books, records (including Tax Returns of the Company and each of its Subsidiaries), and all other information with respect to their respective businesses, together with the opportunity, at the sole cost and expense of Buyer, to make copies of such books, records and other documents and to discuss the business of the Company and each of its Subsidiaries with such members of management, officers, directors, counsel and accountants for the Company as Buyer and its representatives may reasonably request and the Company shall cause such members of management, officers, directors, counsel and accountants to reasonably cooperate with Buyer and its representatives in connection therewith. In addition, the Company shall permit Buyer to contact and communicate with certain of the Company’s customers and suppliers solely in respect of a Permitted Communication, provided that such contact and communication has been coordinated with and through the Company’s Chief Financial Officer or such other Person as has been designated by him in writing and the Company’s Chief Financial Officer or his designee shall have the opportunity to participate in such contact and communication. Other than as contemplated by the preceding sentence, Buyer shall not contact and communicate with the Company’s customers and suppliers concerning the Company. Notwithstanding the foregoing provisions of this Section 5.2, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent, Buyer or any of their respective representatives to the extent that such information is subject to an attorney/client or attorney-work-product privilege or such access or the furnishing of such information is prohibited by Applicable Law or an existing contract. In addition, except as otherwise expressly permitted pursuant to this Section 5.2 and except for contacting and communicating with Key Employees, Buyer shall not contact any personnel of the Company or its Subsidiaries without first coordinating such contact with and through the Company’s Chief Financial Officer or such other Person as has been designated by him in writing. The Company’s Chief Financial Officer or his designee, as applicable, shall reasonably cooperate with Buyer regarding the contact of the personnel contemplated by the previous sentence and shall not unreasonably withhold his consent to such contact. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement. No investigation by Buyer prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company and the Shareholders contained in this Agreement or any Transaction Document to which the Company or any Shareholder is a party.
     5.3 Consents. After the date hereof and prior to the Closing, the Company shall use its commercially reasonable efforts (but excluding any obligation to make any expenditures or payments to any third party) to obtain the Consent, in form and substance reasonably satisfactory to Buyer, from any party to a Material Contract to the extent that it is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, and transactions contemplated by the Transaction Documents.
     5.4 Notification of Certain Matters. Each of the Company and each Shareholder shall give prompt written notice to Buyer of: (a) the occurrence, or failure to occur, of any event of which it has Knowledge that causes or would be reasonably likely to cause any representation or warranty of the Company or such Shareholder contained in this Agreement or in any other Transaction Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing determined as if such representation or warranty were made at such time, (b) the failure of the Company or such Shareholder to comply with or satisfy in any material respect any covenant to be complied with by it hereunder, (c) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (d) any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement. Except as provided below, no such notification shall affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder. Solely to the extent such notification under clause (a) above relates to an event, condition, fact or circumstance that arises after the date of this Agreement, the Company and a Shareholder shall be entitled to make such notification in the form of updates and/or modifications to the Company Disclosure Schedules and such notification shall amend and supplement the appropriate schedules previously delivered. Notwithstanding any provision in this Agreement to the contrary, unless Buyer provides the Company with a written termination notice pursuant to Section 7.1(d) within two Business Days after the expiration of any applicable cure period in respect of a breach described in an updated Company Disclosure Schedule delivered pursuant to this Section 5.4 and which uncured breach would otherwise give rise to a termination right by Buyer under Section 7.1(d), then Buyer, in respect of such uncured breach, shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 7.1(d) or Section 6.2, as applicable, and to have accepted such updated Company Disclosure Schedule for all purposes under this Agreement. Subject to the above termination right of Buyer, the delivery of any such updated Company Disclosure Schedule will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance or inaccuracy.
     5.5 Termination of Certain Agreements. At or prior to the Closing, but after the payment of the Advisor Fees as a part of the Transaction Costs as contemplated by Section 1.6(f) of this Agreement, the Company shall take such action as may be necessary to cause the Advisory Agreements and the other agreements described in Company Disclosure Schedule 5.5 to be terminated and for the Parties thereto to release and waive any and all claims that any of them may have under such agreements; provided that such termination and release shall be effected in a manner so that all indemnification obligations of the Company and its Subsidiaries under the Advisory Agreements shall survive such termination and release.
     5.6 Notification of Certain Matters. Buyer shall give to the Company prompt written notice of: (a) the occurrence, or failure to occur, of any event of which it has Knowledge that would be reasonably likely to cause any representation or warranty of Buyer contained in this Agreement or in any other Transaction Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing determined as if such representation or warranty were made at such time, (b) the failure of Buyer to comply with or satisfy in any material respect any covenant to be complied with by it hereunder, (c) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (d) any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement. No such notification shall affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder.
     5.7 Employee Matters. After the Closing, Buyer hereby agrees to indemnify each of the Shareholders and their respective officers, directors, employees, consultants, shareholders and Affiliates for, and to hold each of them harmless from and against, all damages, losses, claims, liabilities, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of them may suffer by reason of or in connection with any claim, proceeding or suit brought against any of them under the WARN Act, or any similar Applicable Law, which relate to actions taken by Buyer at, or at any time after, the Closing (including any discharge or constructive discharge of any the employees of the Company or any its Subsidiaries with regard to any site of employment or one or more facilities or operating units within any site of employment of the Company or any of its Subsidiaries).
     5.8 Access to Information. Buyer shall (and shall cause the Company to) hold all the books and records of the Company and each Subsidiary thereof existing on the Closing Date and not to destroy or dispose of any such books or records for a period of five (5) years from the Closing, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least ninety (90) days prior to such destruction or disposal to surrender them to the Shareholders Agent. During that five year period, Buyer shall (and shall cause the Company and each of its Subsidiaries to), during normal business hours, a upon reasonable notice, make available and provide the Shareholders Agent and its representatives (including counsel and independent auditors) with access to the facilities and properties of the Company and each of its Subsidiaries and to all information, files, documents and records (written and computer) that are not otherwise protected by legal privilege relating to the Company and its Subsidiaries or any of their businesses or operations for any and all periods prior to or including the Closing Date that they may require with respect to any reasonable business purpose (including any Tax matter) or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any person, and shall (and shall cause the Company and each of its Subsidiaries to) cooperate fully with the Shareholders Agent and its representatives (including counsel and independent auditors) in connection with the foregoing, at the sole cost and expense of the Shareholders Agent, including by making tax, accounting and financial personnel and other appropriate employees and officers of the Company and each of its Subsidiaries available to the Shareholders Agent and its respective representatives (including counsel and independent auditors), with regard to any reasonable business purpose.
     5.9 Indemnification of Officers, Directors, Employees and Agents.
          (a) From and after the Closing, Buyer and the Company shall jointly and severally indemnify (which shall include the mandatory advancement of expenses as provided in this Section 5.9), defend and hold harmless each Person who is now, or has been at any time or who becomes prior to the Closing, a director, officer, employee or agent of the Company or any of its Subsidiaries (the “Indemnified Company Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ and other professionals’ fees and expenses), fines, liabilities or judgments or amounts that are paid in settlement, arising out of or relating to acts or omissions by them in their capacities as such, which acts or omissions occurred at or prior to the Closing, in each case to the fullest extent permitted under Applicable Laws and in the case of the Company, the terms of the Company’s articles of incorporation and bylaws in effect on the date of this Agreement. In determining whether an Indemnified Company Party is entitled to indemnification under this Section 5.9, if requested by such Indemnified Company Party, such determination shall be made by special, independent counsel selected by the Company and approved by the Indemnified Company Party (which approval shall not be unreasonably withheld) and who has not otherwise performed services for the Company or its Affiliates within the last three years (other than in connection with such matter).
          (b) The rights of an Indemnified Company Party under this Section 5.9 and the exculpation provisions contained in the Company’s articles of incorporation, bylaws or other governing documents shall not be diminished by any amendment on or after the Closing Date to the Company’s articles of incorporation, bylaws or other governing documents.
          (c) Without limiting the foregoing, in the event of any claim for indemnification, Buyer and the Company shall jointly and severally, (x) periodically advance reasonable fees and expenses (including attorneys’ and other professionals’ fees and expenses) with respect to the foregoing and pay the reasonable fees and expenses of one counsel selected by each Indemnified Company Party, which counsel shall be reasonably satisfactory to Buyer, promptly after statements therefor are received, provided that the Indemnified Company Party to whom fees and expenses are advanced or for which fees and expenses of counsel are paid provides an undertaking to repay such advances and payments if it is ultimately determined that such Indemnified Company Party is not entitled to indemnification, and (y) assist each

Indemnified Company Party in such defense, and subject to the terms of this Section 5.9, Buyer and the Company shall cooperate in the defense of any matter.
          (d) The Indemnified Company Party shall have the right to retain one counsel of such Indemnified Company Party’s own choice to represent such Person, which counsel shall be reasonably satisfactory to Buyer; and such counsel shall, to the extent consistent with its professional responsibilities, reasonably cooperate with the Company and any counsel designated by the Company. Buyer and the Company shall be liable only for any settlement of any Claim against an Indemnified Company Party made with Buyer or the Company’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer and the Company shall not, without the prior written consent of an Indemnified Company Party, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to such Indemnified Company Party of an unconditional release from all liability and obligations (civil or criminal or monetary or otherwise) in respect of such claim.
          (e) Prior to the Closing, the Company may obtain such “tail” policies in respect of existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries and providing such coverage as may be determined appropriate by the Company; provided that the first $150,000 of the costs of such shall be disregarded (including by means of increasing the amount of the Cash or Net Working Capital, as applicable, by the amount of such $150,000 of the costs) in determining Cash or Net Working Capital, as applicable, it being the intent that Buyer bears the first $150,000 of such costs.
          (f) If Buyer or the Company or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent not assumed by operation of law, proper provision shall be made so that the successors and assigns of the Company, as the case may be, shall assume the obligations set forth in this Section 5.9.
          (g) All rights to indemnification and/or advancement of expenses contained in the agreements with Indemnified Company Parties as in effect on the date hereof and set forth in Company Disclosure Schedule 5.9 with respect to matters occurring on or prior to the Closing (including the transactions contemplated hereby) shall survive the Closing and continue in full force and effect. Buyer and the Company shall indemnify any Indemnified Company Party against all reasonable costs and expenses (including attorneys’ and other professionals’ fees and expenses), such amount to be payable in advance upon request as provided in this Section 5.9, relating to the enforcement of such Indemnified Company Party’s rights under this Section 5.9 or under any charter, bylaw, other governing document or other agreement, provided that such Indemnified Company Party provides an undertaking to repay any advances of costs and expenses if it is ultimately determined that such Indemnified Company Party is not entitled to indemnification hereunder or thereunder.

          (h) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.
          (i) The provisions of this Section 5.9 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the Persons identified in Section 5.9(a), their heirs and their personal representatives and shall be binding on all successors and assigns of Buyer and the Company and may not be terminated or amended in any manner adverse to such Persons without their prior written consent.
     5.10 HSR. Subject to Section 5.10, from the date hereof through the date of termination of the required waiting period under the HSR Act, Buyer shall not, and shall cause its Affiliates not to, take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.
     5.11 Governmental Consents.
          (a) Promptly following the execution of this Agreement, but in no event later than fifteen (15) Business Days following the date of this Agreement, the Parties shall file, or cause to be filed by their respective “ultimate parent entities,” with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated in the Transaction Documents. In addition, the Company and Buyer shall promptly proceed to prepare and file with the appropriate Governmental Entities such additional requests, reports or notifications as may be required or, in the opinion of Buyer or the Company, advisable, in connection with this Agreement. With respect to each of the above filings, the Buyer and the Company shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters including subject to Applicable Law, by permitting counsel for the other to review in advance, and consider in good faith the views of the other in connection with any such filing or any proposed written communication with any Governmental Entity and by providing counsel for the other with copies of all filings and submissions made by such Party and all correspondence between such Party (and its advisors) with any Governmental Entity and any other information supplied by such Party and such Party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that (i) materials may be redacted before being so provided (X) to remove (A) references concerning the valuation of the Company, or any of its Subsidiaries and (B) individual customer pricing information, (Y) as necessary to comply with contractual arrangements, and (Z) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns, and (ii) copies of documents filed by a party hereto pursuant to Item 4(c) of the Notification and Report Form filed with the FTC and the DOJ shall not be required to be provided to any other Party hereto. Each of Buyer and the Company shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filing or submission. Buyer and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ. In the event a suit is threatened or instituted challenging the transactions contemplated by this Agreement as violative of the HSR Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended or any other federal, state or foreign law or regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of foreign ownership, monopolization or restraint of trade (collectively, “Antitrust Laws”), Buyer shall take all commercially reasonable actions as may be required to avoid the filing of or resist or resolve such suit. Buyer will be entitled to determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated by this Section 5.11(a), and the Company and its Subsidiaries will take such actions as reasonably requested by Buyer in connection with obtaining such consents, approvals or waivers. Notwithstanding Buyer’s rights to lead all proceedings as provided in the prior sentence, Buyer shall not require the Company to, and the Company shall not be required to, take any action with respect to satisfying any Antitrust Laws which would bind the Company or its Subsidiaries irrespective of whether the Closing occurs. In addition, Buyer shall take all commercially reasonable actions as may be required by any federal or state court of the United States or any foreign court or tribunal, in any suit brought by any Governmental Entity or any other person challenging the transactions contemplated by this Agreement as violative of the Antitrust Laws, in order to avoid the entry of any permanent injunction or other permanent order which has the effect of preventing the consummation of the transactions contemplated by this Agreement prior to the Termination Date, and in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated hereby, Buyer shall promptly take any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date.
          (b) Notwithstanding anything to the contrary contained in this Agreement, neither Buyer, the Company, nor any of their respective Affiliates shall be required (i) to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, (ii) to agree to any limitation on the operation or conduct of their respective businesses or (iii) to waive any of the conditions set forth in Article VI of this Agreement. Notwithstanding anything to the contrary contained herein, neither Buyer nor the Company shall have any liability for a failure to obtain any Consent from a Governmental Entity that satisfies the foregoing requirements as long as Buyer or the Company, as the case may be, complies with its obligations set forth in this Section 5.11.
     5.12 Return of Company Information. The Company shall immediately exercise its contractual rights to request the return or destruction of any information relating to the Company that had been previously furnished by the Company to any Person who has been provided access to the Company’s electronic data room for purposes of evaluating a potential Acquisition Transaction. Except in connection with the transactions contemplated by this Agreement, after the date of this Agreement, the Company shall not provide any information to any Person with respect to a potential Acquisition Transaction.

     5.13 Financing.
          (a) Prior to the Closing, the Company shall use its commercially reasonable efforts to provide to Buyer, and to cause the officers, employees and representatives of the Company to provide to Buyer, all cooperation reasonably requested by Buyer that is necessary or reasonably required in connection with the Financing, including using commercially reasonable efforts in respect of the following: (i) to cause the Company’s senior officers and other representatives to participate in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies; (ii) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda and similar documents reasonably required in connection with the Financing; (iii) to assist with the preparation of any pledge and security documents, any loan agreement, currency or interest hedging agreement, any equity financing document, other definitive financing documents or other certificates, legal opinions or documents as may be reasonably requested by Buyer; (iv) to facilitate the pledging of collateral; (v) to furnish on a confidential basis to Buyer and their financing sources, as promptly as practicable, financial and other pertinent information regarding the Company as may be reasonably requested by Buyer, including pursuant to Section 5.15 the S-X Business Financials and other financial data required by the documents used in connection with the Financing; (vi) if the Delivery Date is after February 1, 2010, to furnish Buyer with such information as Buyer may reasonably request relating to the financial performance and condition of the Company as of dates and for periods ended after December 31, 2009, including any information necessary to prepare a “Recent Developments” section of any offering document used in connection with the Financing; (vii) pursuant to Section 5.14, providing monthly financial statements (excluding footnotes) within the time such statements are customarily prepared; and (viii) to authorize the Company’s independent accountants to cooperate with and assist Buyer in preparing customary and appropriate information packages and offering materials as the parties participating in the Financing may reasonably request for use in connection with the offering and/or syndication of debt or equity securities, loan participations and other matters for purposes of the Financing; provided that nothing in this Agreement shall require such cooperation to the extent it would, in the Company’s reasonable judgment, interfere unreasonably with the business or operations of the Company; provided further that notwithstanding anything in this Agreement to the contrary, until the Closing, (1) the Company shall not (x) be required to pay any commitment or other similar fee, (y) execute or have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing or (z) be required to incur any other liability in connection with the Financing and (2) the Board of Directors of the Company shall not be required to adopt resolutions approving any agreements or documents related to the Financing; and provided further that, notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to provide Buyer with any audited financial statements of the Company for the fiscal year ending March 31, 2010.
          (b) Buyer shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs to the extent such costs are incurred by the Company in connection with such cooperation provided by the Company, its officers, employees and other representatives pursuant to the terms of this Section 5.13 or in connection with compliance with its obligations under this Section 5.13 and Buyer shall indemnify and hold harmless the Company and its officers, employees and representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than arising from information provided by the Company), except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company or any of its officers, employees or representatives. The Company hereby consents to the use of its logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company and their marks. The foregoing indemnification obligation shall survive the Closing and any termination of this Agreement. The foregoing reimbursement obligation of Buyer, to the extent unpaid as of the Closing, shall be considered an outstanding accounts receivable for purposes of determining the Net Working Capital hereunder.
     5.14 Financial Information. Within twelve (12) Business Days following the end of each calendar month beginning with the calendar month of January 2010 until the Closing Date, the Company shall deliver to Buyer (a) a true and correct copy of the unaudited balance sheet and statement of income of the Company as of, and for the calendar month then ended, prepared consistently with GAAP (provided that such balance sheet and statement of income shall not be required to contain all footnotes required under GAAP and shall be subject to normal year-end adjustments); and (b) a schedule of the amount and purpose of the cash capital expenditures made by the Company during such calendar month.
     5.15 Regulation S-X Compliant Financial Statements.
          (a) The Company shall use its commercially reasonable efforts to provide all of the S-X Business Financials on or before February 1, 2010 and may deliver financial statements comprising all or part of the S-X Business Financials at varying times on or before February 1, 2010. At such time as the Company shall reasonably believe that it has delivered to Buyer any such component of the S-X Business Financials, it may deliver to Buyer a written notice to that effect, in which case the Company shall be deemed to have complied with its obligations under this Section 5.15(a) with respect to such delivered S-X Business Financials component unless Buyer reasonably believes the Company has not completed delivery of such S-X Business Financials component and, within two Business Days after such notice delivers a written notice to the Company to that effect (stating with specificity the deficiencies in the delivered S-X Business Financials).
          (b) After the date hereof, the Company shall use commercially reasonable efforts to provide Buyer with such information as Buyer may reasonably request in connection with Buyer’s preparation of pro forma financial information for purposes of its reports or other filings (including any registration statement, any amendment thereto, or any prospectus or prospectus supplement in connection therewith) with the SEC.
          (c) In the event the SEC has comments or questions on any of the S-X Business Financials, the Company shall use commercially reasonable efforts to assist and reasonably cooperate with Buyer, Buyer’s independent accountants and the SEC to resolve any such issues and questions regarding such S-X Business Financials and take such commercially reasonably actions with respect to such S-X Business Financials as are necessary for Buyer to satisfy its obligations under Regulation S-X. The Parties hereby agree that the receipt of any comments or questions from the SEC or any changes to the S-X Business Financials made in response to such comments or questions shall in no event create any presumption or other basis for asserting that the covenants set forth in this Section 5.15 are breached or not satisfied.
          (d) The Company shall use commercially reasonable efforts to cooperate with Buyer’s reasonable requests in connection with Buyer’s compliance with Applicable Laws with respect to the transactions hereunder, including (i) providing access to its management upon reasonable prior notice during normal business hours to assist with SEC reporting obligations of the transactions hereunder, including the preparation by Buyer of pro forma financial statements, addressing purchase accounting issues and preparation of any SEC waiver letters and (ii) allowing access to the Company’s independent accountants (including to the extent required by such accountants, consent to the release of their work papers to Buyer or Buyer’s independent accountants), and discussing with and obtaining from the independent accountants appropriate consents to fulfill Buyer’s reporting requirements, including financial statements and the notes thereto.
     5.16 Reasonable Efforts; Further Assurances. Subject to Section 5.11 which shall govern the subject matter thereof, prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer, each Shareholder and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the Closing and the other transactions contemplated hereby as promptly as practicable. In addition, no Party shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Entity necessary to be obtained prior to the Closing.
     5.17 Resignations. At the Closing and prior to the adopting of any resolutions relating to the Financing, the Company shall use commercially reasonable efforts to obtain the resignation of each Director of the Company, in his capacity as such, and to the extent that such resignations are not obtained, the Shareholders shall take action to effect the removal of such directors. Any actual or constructive termination of employment of any employee of the Company or any of its Subsidiaries that may arise or result from any such Director resignation shall be deemed to occur after the Closing for all purposes hereunder.
     5.18 Obtaining Financing. Buyer shall take all commercially reasonable actions as may be necessary to obtain the Debt Financing as well as with respect to any other financing, which together with the Debt Financing shall provide Buyer with sufficient cash in immediately available funds at the Closing to make the payments contemplated by Section 1.6. Such additional financing and the Debt Financing are collectively referred to herein as the “Financing”. Buyer acknowledges that obtaining the Financing is not a condition precedent to Buyer’s obligations hereunder.
     5.19 No Transfer. Prior to the termination of this Agreement, no Shareholder shall voluntarily transfer or assign any share of Common Stock owned of record by such Shareholder. If, after the date of this Agreement, any Shareholder should exercise any Options owned by such Shareholder, then such Shareholder shall execute and deliver to the Parties such documents and instruments as may be necessary to cause the shares of Common Stock issued as a result of such exercise to be subject to this Agreement.
     5.20 No Other Representations or Warranties. Buyer acknowledges and agrees that it has relied solely on the representations and warranties of the Company and the Shareholders expressly and specifically set forth in Article III of this Agreement. Buyer agrees that, except for the representations and warranties that are expressly set forth in Article III of this Agreement, none of the Company, the Shareholders or any of their respective Affiliates or representatives has made and shall not be deemed to have made to Buyer or to any of its representatives any representation or warranty of any kind. Except as expressly set forth herein, no Person has been authorized by the Company or the Shareholders to make any representation or warranty relating to the Company or any Subsidiary thereof or their respective businesses or operations, or otherwise in connection with the transactions contemplated by this Agreement and, if made, such representation or warranty may not be relied upon.
     5.21 Tax Matters.
          (a) Buyer shall prepare and timely file, or cause to be prepared and filed (after taking into account all appropriate extensions), all Tax Returns of the Company and its Subsidiaries required to be filed after the Closing Date for all Pre-Closing Periods and all Straddle Periods. All such Tax Returns shall be prepared on a basis consistent with past practice, procedures and accounting methods, except to the extent otherwise required by Applicable Law. For purposes of filing Tax Returns and computing the Income Tax Amount, the Estimated Income Tax Amount and the Final Income Tax Amount, the Parties shall (i) treat all payments to the holders of the Options on the release of the Escrow Fund, pursuant to Section 1.8(e)(i), and Section 5.21(e) as being deducted when the Escrow Fund is released or when the payments are made under Section 1.8(e)(i) or Section 5.21(e) and (ii) treat all Severance Costs as being deductible by the Company and its Subsidiaries in the Tax year beginning on the date following the Closing Date. For purposes of computing the Final Income Tax Amount, the Transaction Deductions shall be taken into account in accordance with the procedures set forth in this Section 5.21. For purposes of this Section 5.21, a Tax position shall be considered to be consistent with Applicable Laws if it is “more likely than not” that such position will be sustained if challenged by the applicable Governmental Entity. If a position is not “more likely than not” to be sustained, (A) Buyer shall compute the Income Tax Amount and file Tax Returns using the position that is “more likely than not” to be sustained or (B) if no position is “more likely than not” to be sustained, Buyer shall take a position, which in its good faith determination, would have the greatest success of being sustained if challenged by the Governmental Entity.
          (b) No more than sixty (60) days prior to the due date (after taking into account appropriate extensions) for filing of any Income Tax Return for the Company and its Subsidiaries required to be filed after the Closing Date for any Pre-Closing Period or Straddle Period, Buyer shall deliver a copy of such Income Tax Return to the Shareholders Agent for the Shareholders Agent’s review and comment. No more than sixty (60) days prior to the due date (after taking into account appropriate extensions) of the U.S. federal Income Tax Return for the taxable period ending on the Closing Date, Buyer shall compute the Income Tax Amount based on the amounts shown on the Income Tax Returns, or drafts thereof, for Pre-Closing Periods (and a reasonable estimate of what will be reflected on Income Tax Returns of the Company and its Subsidiaries for Straddle Periods that is properly allocated to the portion of the period ending on the Closing Date under Section 5.21(h)) and shall submit such computation, together with a draft of any Income Tax Returns of the Company and its Subsidiaries for any Pre-Closing Periods or Straddle Periods not previously provided, to the Shareholders Agent for the Shareholders Agent’s review. No failure or delay in timely providing the computation or Income Tax Return pursuant to the prior sentence shall reduce the obligations of the Shareholders with respect to Taxes under this Agreement, except to the extent such failure or delay shall materially prejudice the Shareholders. The Income Tax Amount prepared by Buyer shall be final and binding on the Parties unless the Shareholders Agent objects within thirty (30) days after receipt thereof by: (i) notifying Buyer in writing of each objection and (ii) delivering to Buyer a detailed statement describing the basis for each objection along with the Shareholders Agent’s computation of the Income Tax Amount. Any component of Buyer’s computation of the Income Tax Amount that is not the subject of an objection by the Shareholders Agent shall be final and binding on the Parties. If Buyer agrees with the objection(s) of the Shareholders Agent, then the Shareholders Agent’s computation of the Income Tax Amount shall be final and binding on the Parties. If Buyer does not agree with the objection(s) of the Shareholders Agent or the Shareholders Agent’s computations of the Income Tax Amount, then Buyer shall, within fifteen (15) days after receipt of the Shareholders Agent’s objection(s) and computations, notify the Shareholders Agent of its disagreement that shall contain a detailed statement describing the basis for each objection.
          (c) No more than ten (10) days prior to the due date for filing of any material non-income Tax Return for the Company or any Subsidiary for any Pre-Closing Period or Straddle Period, Buyer shall submit a draft of the Tax Return to the Shareholders Agent for the Shareholders Agent’s review. No failure or delay in timely providing the Tax Return pursuant to the prior sentence shall reduce the obligations of the Shareholders with respect to Taxes under this Agreement, except to the extent such failure or delay shall materially prejudice the Shareholders. The Tax Return provided by Buyer pursuant to the prior sentence shall be final and binding on the Parties unless the Shareholders Agent objects within five (5) days after receipt thereof by: (i) notifying Buyer in writing of each objection and (ii) delivering to Buyer a detailed statement describing the basis for each objection. Any component of the Tax Return prepared by the Buyer that is not the subject of an objection by the Shareholders Agent shall be final and binding on the Parties. If Buyer agrees with the objection(s) of the Shareholders Agent, then the Shareholders Agent’s method for preparing the Tax Return shall be final and binding on the Parties. If Buyer does not agree with the objection(s) of the Shareholders Agent, then Buyer shall, within two (2) days after receipt of the Shareholders Agent’s objection(s), notify the Shareholders Agent of its disagreement that shall contain a detailed statement describing the basis for each objection.
          (d) Following the Closing Date, Buyer shall permit the Shareholders Agent and its counsel, accountants and other advisors full access (with the right to make copies) to the financial books and records of the Company and its Subsidiaries and to their respective officers, employees and any third party tax return preparers engaged by the Company or any of its Subsidiaries for the purposes of the review and objection right and dispute process contemplated in Section 5.21(b) or Section 5.21(c). Buyer and the Shareholders Agent shall use commercially reasonable efforts to resolve any disputes arising under Section 5.21(b) or Section 5.21(c); provided, however, that if they are unable to do so within ten (10) days following Buyer’s notice to the Shareholders Agent that it disagrees with the Shareholders Agent’s computation, Buyer and the Shareholders Agent shall resolve their dispute by submitting such dispute to the Independent Accountants in accordance with the dispute provisions of Section 1.8 which shall be applicable mutatis mutandis; provided, further, however, that if Buyer and the Shareholders Agent are in a dispute as to whether a position is “more likely than not” to be sustained, Buyer’s position shall be binding unless the Shareholders Agent, at its sole cost and expense, can deliver an opinion addressed to Buyer (or its designee) from a nationally recognized law firm or accounting firm in form and substance reasonably satisfactory to Buyer concluding that the Shareholders Agent’s position is “more likely than not” to be sustained.
          (e) To the extent that the Estimated Income Tax Amount exceeds the Final Income Tax Amount, as finally determined pursuant to Section 5.21(b), Buyer shall pay to the Shareholders Agent the amount of such excess. Promptly after the receipt of such funds, the Shareholders Agent shall distribute such funds to the Shareholders based on each Shareholder’s Percentage Share thereof. In addition, the Shareholders Agent shall have the right to request the Company to distribute all or any part of such funds to any or all of the other Shareholders and upon making such request and tendering such funds to the Company, the Company shall promptly make such distribution to such Shareholders based on each such Shareholders’ Percentage Share thereof and the Shareholders Agent shall have no further liability or obligation as to the distribution of such funds.
          (f) To the extent the Final Income Tax Amount, as finally determined pursuant to Section 5.21(b), exceeds the Estimated Income Tax Amount, then Buyer and the Shareholders Agent shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Escrow Fund the amount of such excess to Buyer. To the extent that such excess exceeds the then remaining Escrow Amount, Buyer and the Company shall be deemed to have irrevocably waived any right to recover such excess.
          (g) Buyer and the Shareholders Agent shall, and shall cause its respective Subsidiaries and Affiliates to, provide to each other such cooperation and information, as and to the extent reasonably required, in connection with the filing of any Tax Return, amended Tax Return, claim for refund, or in conducting any audit, litigation, or other proceedings with respect to Taxes.
          (h) If the Company and its Subsidiaries are required, or permitted, under Applicable Laws to have their Tax year end on the Closing Date, the parties shall have the Company or the applicable Subsidiary file a Tax Return for the Pre-Closing Period. If the Company or its Subsidiaries are not required or permitted to have a period end on the Closing Date, the allocation of Taxes for a period beginning before and ending after the Closing Date (a “Straddle Period”) between the portion of the period ending on the Closing Date and the portion of the period beginning on the day after the Closing Date shall be made using the following conventions:
               (i) If the Tax is an Income Tax or relates to an actual transaction, the allocation shall be made based on an interim closing of the books as of the end of the Closing Date, provided that amounts shown on such return for the entire period that are determined on a daily basis (such as depreciation deductions and the impact of marginal rates) shall be applied pro rata to each day within the period.
               (ii) For any other Tax such as a property Tax, the allocation shall be determined as if the Tax was incurred ratably over the entire period.
          (i) Any and all Tax sharing or Tax allocation agreements with respect to which the Company or any of its Subsidiaries is a party shall be terminated prior to the Closing Date such that neither the Company nor any of its Subsidiaries shall have any obligations to make any payments thereunder.
          (j) To the extent that amounts are disclosed with respect to Section 3.7(c) on Company Disclosure Schedule 3.7 or the Company or any of its Subsidiaries are going to otherwise make any payment (including any payment on account of accelerated vesting) that, not taking into account any payments made under compensatory arrangements entered into by the Buyer with any of the Company’s employees on or prior to the Closing Date, would (absent appropriate shareholder approval) be nondeductible under Code Section 280G or subject to an excise tax under Code Section 4999 (collectively, the “Parachute Payments”), the Company shall use commercially reasonable efforts prior to the Closing Date to (i) obtain from each appropriate “disqualified person” (as defined in Code Section 280G(c)) a waiver such that after giving effect to the waiver (and assuming shareholder approval is not obtained) the amount of the Parachute Payments to such person (absent shareholder approval) are less than three times such person’s “base amount” (as defined in Code Section 280G(b)(3)) and (ii) submit for separate shareholder vote the Parachute Payments (accompanied by adequate disclosure) in a manner such that if more than seventy-five percent (75%) of the shareholders of the Company approve the Parachute Payments that are the subject of the vote, and all Parachute Payments are paid, none of the Parachute Payments will be nondeductible under Code Section 280G or subject to an excise tax under Code Section 4999. If taking into account any payments made under compensatory arrangements entered into by Buyer with any of the Company’s employees, the Company or any of its Subsidiaries are going to make a Parachute Payment, the Company shall use commercially reasonable efforts prior to the Closing Date to (i) obtain from each appropriate “disqualified person” a waiver such that after giving effect to the waiver (and assuming shareholder approval is not obtained) the amount of the Parachute Payments to such person (absent shareholder approval) are less than three times such Person’s “base amount” and (ii) submit for separate shareholder vote the Parachute Payments (accompanied by adequate disclosure) in a manner such that if more than seventy-five percent (75%) of the shareholders of the Company approve the Parachute Payments that are the subject of the vote, and all Parachute Payments are paid, none of the Parachute Payments will be non-deductible under Code Section 280G or subject to an excise tax under Code Section 4999. Buyer shall bear any costs incurred (including any reasonable attorneys fees) in connection with obtaining such waivers and effecting the shareholder vote. Notwithstanding anything to the contrary contained in this Agreement, the failure of the Company to obtain such waivers or to effect such shareholder vote shall not constitute a breach of this Agreement or the failure of a closing condition under this Agreement to be satisfied.
          (k) Unless required by Applicable Law or except as set forth below, no amended Tax Return with respect to a Pre-Closing Period or Straddle Period shall be filed by or on behalf of the Company or any of its Subsidiaries without consent of the Shareholders Agent, which consent shall not be unreasonably withheld, delayed or conditioned.
          (l) The amount of any refunds of Taxes of the Company and its Subsidiaries for any Pre-Closing Period shall be for the account of the Shareholders. The amount of any refund of Taxes of the Company and its Subsidiaries for any Straddle Period shall be for the account of the Shareholders to the extent they are apportioned to the portion of the Straddle Period ending on the Closing Date in accordance with the principles set forth in Section 5.21(h). Buyer agrees to file and prosecute or cause the Company to file and prosecute any available claims for refund for Taxes with respect to any Pre-Closing Period and/or Straddle Period as promptly as reasonably practicable (and in no case later than 30 days in the case of any claims for refund of which the Shareholders Agent notifies Buyer in writing) and provide prompt notice to Shareholders Agent of any opportunities to obtain such refunds and of any actions taken by Buyer or any Governmental Entity with respect to such claims for refund. Buyer shall consult with Shareholders Agent concerning any actions taken with respect to such claim for refund. The Buyer shall or shall cause the Company to pay to the Shareholders Agent the amount of any Tax refund allocated to the Shareholders hereunder within thirty (30) days after such refund is received, net of any Taxes and reasonable costs or expenses incurred by such the Company or its Affiliates in procuring such refund. The obligations to make payments under this Section 5.21(l) shall be reduced to the extent the refund was included as an asset (or offset to a liability) in the computation of the Net Working Capital, as finally determined.
          (m) Assuming the representations and warranties set forth in Section 3.7 are true and correct, if Buyer takes any action that would cause any deductions of the Company claimed in a Pre-Closing Period to be disallowed under Code Section 280G, the Income Tax Amount, the Estimated Income Tax Amount and the Final Income Tax Amount shall be computed assuming that such deductions are not subject to Code Section 280G.
     5.22 Real Estate Matters.
          (a) The Company shall use its commercially reasonable efforts to ensure that no later than five (5) Business Days prior to the Closing, Buyer shall have obtained the following:
               (i) with respect to each parcel of Owned Real Property, an owner’s preliminary report on title (a “Title Commitment”) covering a date subsequent to the date hereof, issued by the Title Company, which preliminary report shall contain a commitment of the Title Company to issue an owner’s title insurance policy on the most current form of ALTA fee owner’s title insurance policy, with extended coverage (a “Title Policy”), insuring, subject to Permitted Encumbrances, the good fee simple title of the Company in such Owned Real Property, with liability in the amount of the approximated fair market value of the subject Owned Real Property as reasonably agreed to between Buyer and the Company, together with legible and complete copies of all exceptions and matters referred to therein, and with such affirmative coverages and endorsements as Buyer shall reasonably require, including the following endorsements to the extent available in the applicable jurisdiction: (A) ALTA 3.1 zoning (plus parking and loading docks), (B) owner’s comprehensive, (C) land “same as” survey, (D)

subdivision compliance, (E) tax parcel identification, (F) contiguity, (G) location, (H) waiver of arbitration, (I) utilities availability, and (J) access;
               (ii) an up-to-date ALTA Land Title Survey (a “Survey”) for each parcel of Owned Real Property, reasonably acceptable to Buyer in form and substance, certified within sixty (60) days of the Closing, prepared by a surveyor licensed in the jurisdiction where such Owned Real Property is located, completed in accordance with the most current “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” including items 1-4, 6, 7(a), 7(b)(1), 7(b)(2), 8-10, 11(a), 13, 14 and 16-18 of “Table A” thereof, and certified to the Company, Buyer, the Title Company, Buyer’s lender, if any, Winston & Strawn LLP and any other parties as may be reasonably designated by Buyer; and
               (iii) a current zoning report from a nationally-recognized zoning information services provider containing a certificate from the applicable governmental authority indicating the zoning classification of each parcel of the Real Property and certifying that each such parcel is in compliance with all Applicable Laws regarding zoning (each, a “Zoning Report”), together with a copy of all pertinent regulations, variances, special use permits and certificates of occupancy and/or completion.
          (b) Buyer shall pay the costs and expenses of the Title Commitments, Title Policies, Surveys and Zoning Reports, whether or not the transactions contemplated under this Agreement are consummated; and Buyer shall pay any and all title search, escrow and closing fees charged by the Title Company in connection with the Closing.
          (c) Prior to the Closing, at Buyer’s request, the Company shall use commercially reasonable efforts (but excluding any obligations to make any expenditures or payments to any third party) to obtain and deliver, or caused to be obtained and delivered, to Buyer an executed landlord estoppel and consent certificate in form and substance reasonably acceptable to Buyer (a “Landlord Estoppel Letter”) with respect to each parcel of Leased Real Property. Notwithstanding anything to the contrary contained in this Agreement, the failure by the Company to obtain a Landlord Estoppel Letter with respect to any or all of the Leased Real Property shall not constitute a breach of this Agreement or the failure of a closing condition under this Agreement to be satisfied.
     5.23 Pre-Closing Project. Prior to the Closing, the Company shall continue to develop and implement the Pre-Closing Project in the ordinary course of business. Prior to the Closing, the Company shall be solely responsible for the Pre-Closing Project, including the establishment of milestones and performance goals for completion thereof; provided, however, that (a) the Company shall keep Buyer reasonably informed of the status of the Pre-Closing Project and make information (including the amount and nature of capital expenditures incurred by the Company) regarding the Pre-Closing Project reasonably available to Buyer, (b) the Company shall reasonably consult with Buyer as to the development, timing and implementation of the Pre-Closing Project, (c) the Company shall not incur Project Completion Costs in excess of $1,000,000 without prior consultation with Buyer, and (d) the Company and Buyer otherwise shall reasonably cooperate with each other in furtherance of the Pre-Closing Project. As set forth in Section 1.2 and elsewhere in this Agreement, the Company shall bear the first $1,000,000 of

Project Completion Costs, as an adjustment to the Purchase Price, and if the Closing occurs, Buyer shall bear the Project Completion Costs in excess of $1,000,000.
     5.24 Credit Agreements. In the event that, after the date of this Agreement and prior to the Closing, (a) a “Default” or an “Event of Default” should occur under either or both of the Credit Agreements by reason of a failure to comply with any one or more of (i) Section 10.08 of the First Lien Credit Agreement (Interest Expense Coverage Ratio), (ii) Section 10.09 of the First Lien Credit Agreement (Total Leverage Ratio), (iii) Section 9.07 of the Second Lien Credit Agreement (Total Leverage Ratio) or (iv) any other provisions thereof (including Section 9.01(g) of the First Lien Credit Agreement (Notice of Default, Litigation and Material Adverse Effect) and Section 8.01(g) of the Second Lien Credit Agreement (Notice of Default, Litigation and Material Adverse Effect)) as a result of, or in connection with, with any one or more of the events described in clauses (i), (ii) or (iii) above and (b) no notice has been given under either of the First Lien Credit Agreement or the Second Lien Credit Agreement by the “Administrative Agent” thereunder to the Company that the obligations and loans thereunder have been accelerated and declared due and payable (a “Permitted Default”), then notwithstanding anything contained herein to the contrary, no breach of any representation, warranty or covenant by the Company or the Shareholders and no closing condition under this Agreement shall fail to be satisfied or termination right by Buyer under this Agreement shall arise or result from, or otherwise be created by, the mere occurrence of such Permitted Default. In addition, the Company may, in response to a Permitted Default, seek an amendment to, or a consent, forbearance or waiver under, either or both of the First Lien Credit Agreement or the Second Lien Credit Agreement (including the payment of any fee, default interest or other amounts in connection therewith, if such payments are made on or prior to the Closing so as to result in an adjustment to the Purchase Price under this Agreement), and notwithstanding anything contained herein to the contrary, no breach of any representation, warranty or covenant by the Company and no closing condition under this Agreement shall fail to be satisfied or termination right by Buyer under this Agreement shall arise or result from, or otherwise be created by, the taking of any such action or payment by the Company.
ARTICLE VI
CONDITIONS PRECEDENT
     6.1 Conditions to Each Party’s Obligation. The respective obligations of the Company, the Shareholders and Buyer to effect the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
          (a) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary (excluding immaterial consents, authorizations and approvals relating to ownership or use, occupancy, Taxes, environmental or other operational matters) for the consummation of the transactions contemplated by the Transaction Documents shall have been obtained, occurred or been filed including, those arising under all applicable Antitrust Laws and the applicable waiting period under the HSR Act shall have expired or terminated.

          (b) No judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Entity shall have been instituted against the Company, any Shareholder or Buyer seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order, judgment, decree, ruling, writ, assessment or arbitration award issued by any Government Entity preventing the consummation of the transactions contemplated by the Transaction Documents.
          (c) No action shall have been taken nor any statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits consummation of the transactions contemplated hereby.
     6.2 Conditions to Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing, in whole or in part, by Buyer:
          (a) Each of the representations and warranties of the Company and the Shareholders set forth in this Agreement shall be true and correct both as of the date of this Agreement and as of the Closing Date as though made on and as of such time (other than such representations and warranties that are made as of another date, which shall be so true and correct as of such date); provided, however, that the condition set forth in this Section 6.2(a) shall be deemed satisfied solely for purposes of determining Buyer’s obligation to close the transactions contemplated by this Agreement and not for any other purpose, including modifying or limiting Buyer’s rights to indemnification under Article VIII, so long as the failure of such representations and warranties to be so true and correct, individually or taken together, would not reasonably be expected to result in a Material Adverse Effect; provided, further, that the representations and warranties of the Company and the Shareholders set forth in Section 3.3 shall be true and correct in all respects without regard to the foregoing Material Adverse Effect qualification. Buyer shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
          (b) Each of the Shareholders, the Shareholders Agent and the Company shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement and the other Transaction Documents at or prior to the Closing Date. Buyer shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
          (c) Since the date of this Agreement, there shall not have been or occurred any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect. Buyer shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
          (d) Buyer shall have received the Escrow Agreement duly executed by the Shareholders Agent.

          (e) Buyer shall have received opinions (without duplication) from Vinson & Elkins L.L.P. or Foley & Lardner LLP, as counsel to the Company, addressed to Buyer and dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, regarding the matters set forth on Exhibit D.
          (f) Each Shareholder shall have delivered to Buyer certificates representing all of the issued and outstanding Common Stock, together with stock powers executed by each holder of Common Stock in blank.
          (g) The Company shall have delivered, or caused to be delivered, to Buyer certificates of good standing (or comparable certificates, including certificates of existence) as of a recent date with respect to the Company and each of its Subsidiaries issued by the appropriate Governmental Entity in each state where the Company and each such Subsidiary are organized and for each state in which the Company and each such Subsidiary are qualified to do business as a foreign corporation.
          (h) The Company shall have delivered to Buyer a certificate of an executive officer of the Company certifying to true and correct copies of the organizational documents of the Company and each of its Subsidiaries and certifying to a true and correct copy of the resolutions of the Company approving the transactions contemplated by this Agreement and that such resolutions are in full force and effect.
          (i) The Company shall have delivered or made available to Buyer at the principal offices of the Company all of the minute books, stock ledgers and similar corporate records and corporate seals of each of the Company and its Subsidiaries.
          (j) The Company shall have delivered a payoff letter from the applicable “Administrative Agent” under each of the Credit Agreements indicating that upon payment of a specified amount, the Liens and other security interests securing the obligations thereunder will be terminated, together with documentation reasonably acceptable to Buyer evidencing the termination of all such Liens and security interests.
          (k) The Company shall have delivered to Buyer invoices detailing each of the Transaction Costs to be paid at Closing.
          (l) The Company shall have delivered the Consents set forth on Company Disclosure Schedule 6.2(l).
          (m) The Company shall have delivered evidence of termination of the Advisory Agreements and each agreement set forth on Company Disclosure Schedule 5.5 as contemplated by Section 5.5.
          (n) Buyer shall have received a pro forma Title Policy or “marked-up” Title Commitment, signed by the Title Company, insuring the Company’s good fee simple title to the subject Owned Real Property and title to all recorded easements, if any, appurtenant to the subject Owned Real Property, free and clear of all Liens (including any and all of the Title Company’s standard exceptions), other than the Permitted Encumbrances.

          (o) The Company shall have executed and delivered all customary affidavits and other documents required by the Title Company in connection with the issuance of the Title Policies, together with any real property Transfer Tax declarations required as a result of the transactions contemplated by this Agreement.
          (p) From and after the date of this Agreement and prior to the Closing, the Company shall not have issued an aggregate number of shares of Optionholder Common Stock pursuant to Option exercises by Option holders who prior to such exercise were not Shareholders that exceeds two percent (2%) of the number of issued and outstanding shares of Common Stock as of immediately prior to the Closing.
          (q) All other documents, instruments, certificates or other items required to be delivered at the Closing by the Company, the Shareholders Agent or the Shareholders pursuant to this Agreement shall have been delivered.
     6.3 Conditions to Obligations of the Company and the Shareholders. The obligation of the Company and the Shareholders to effect the transactions contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing, in whole or in part, by the Company:
          (a) Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date as though made on and as of such time (other than such representations and warranties that are made as of another date, which shall be so true and correct as of such date). The Company shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties materially adversely affects the ability of Buyer to timely consummate the transactions contemplated hereby.
          (b) Buyer shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement and the other Transaction Documents at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.
          (c) The Shareholders Agent shall have received the Escrow Agreement duly executed by Buyer.
          (d) All other documents, instruments, certificates or other items (including, without limitation, the payments to be made at the Closing pursuant to Section 1.6) required to be delivered at the Closing by or at the direction of Buyer pursuant to this Agreement shall have been delivered.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing:
          (a) by mutual written consent of Buyer and the Shareholders Agent;
          (b) by either Buyer or the Company:
               (i) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable, or there shall be any statute, rule or regulation enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing or otherwise prohibits the transactions contemplated by the Transaction Documents; or
               (ii) if the Closing shall not have occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any Party whose breach of any representation or warranty or whose failure to perform or observe in any material respect any covenant or obligation contained in this Agreement has been the cause of or resulted in the failure of the Closing of the transactions contemplated by this Agreement to occur on or before the Termination Date;
          (c) by the Company if Buyer breaches any of its representations, warranties, covenants or agreements contained herein such that the conditions to Closing set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and any such breach is incapable of being cured by the Termination Date; provided, however, that the Company shall have given Buyer written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c), which termination notice shall be given at least 30 days prior to the intended date of termination, but in no event shall the provision of such termination notice extend the Termination Date (this 30-day termination prior notice period shall not apply with respect to a breach of any covenants or agreements to be performed at the Closing); and provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
          (d) by Buyer if the Shareholders, the Shareholders Agent or the Company breaches any of its representations, warranties, covenants or agreements contained herein such that the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach is incapable of being cured by the Termination Date; provided, however, that Buyer shall have given the Shareholders Agent written notice prior to such termination stating Buyer’s intention to terminate this Agreement pursuant to this Section 7.1(d), which termination notice shall be given at least 30 days prior to the intended date of termination, but in no event shall the provision of such termination notice extend the Termination Date (this 30-day termination prior notice period shall not apply with respect to a breach of any covenants or agreements to be performed at the Closing); and provided further that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
          (e) by Buyer if from and after the date of this Agreement and prior to the Closing, the Company shall have issued an aggregate number of shares of Optionholder Common Stock pursuant to Option exercises by Option holders who prior to such exercise were not Shareholders that exceeds two percent (2%) of the number of issued and outstanding shares of Common Stock as of immediately prior to the Closing.
     Any termination pursuant to this Section 7.1 (other than a termination pursuant to clause (a) hereof) shall be effected by written notice from the Party so terminating to the other Parties, which notice shall specify the Section hereof pursuant to which this Agreement is being terminated.
     7.2 Effect of Termination.
          (a) In the event of the termination of this Agreement by either the Company or Buyer as provided in Section 7.1, this Agreement shall forthwith become void and of no further force or effect with no liability or obligation hereunder on the part of Buyer, the Company, the Shareholders or the Shareholders Agent or any of their respective Affiliates, officers, directors, employees or shareholders, except (i) Section 5.13(b) (as to the indemnification obligation of Buyer), Articles VII and IX and Exhibit A shall survive such termination and (ii) the liability of any Party for any breach by such Party of the representations, warranties, covenants or agreements of such Party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and the non-breaching Party (and if the Company is the non-breaching Party, then, in addition to the Company, the Shareholders acting through the Shareholders Agent) shall be entitled to seek recovery for all Damages resulting from such breach.
          (b) For purposes of this Section 7.2 and Buyer’s remedies hereunder, (i) if the relevant breach involves a breach of Sections 3.2(a), 3.3(e) or 5.19 as the result of the actions of a particular Shareholder or a failure by a particular Shareholder to fulfill a condition under Section 6.2(f) that is to be fulfilled by such Shareholder, then such Shareholder shall be the sole and exclusive breaching Party for purposes of this Section 7.2 and (ii) if the relevant breach involves a breach by the Company, a Shareholder or the Shareholders Agent not covered by clause (i) above, then the Company shall be the sole and exclusive breaching Party for purposes of this Section 7.2.
     7.3 Return of Documentation. Following termination of this Agreement in accordance with Section 7.1, Buyer shall return all agreements, documents, contracts, instruments, books, records, materials and all other information regarding the Company or any of its Subsidiaries or other Affiliates provided to Buyer or any representatives of Buyer in connection with the transactions contemplated by this Agreement or the other Transaction Documents.
ARTICLE VIII
INDEMNIFICATION
     8.1 The Shareholders’ Indemnification Obligations. Subject to the provisions of this Article VIII, after the Closing, the Shareholders, severally and not jointly and in accordance with their respective interests in the Escrow Fund pursuant to the terms of the Escrow Agreement, agree to defend, reimburse, indemnify, and hold harmless the Buyer Indemnified Parties against and in respect of all Adverse Consequences that may be incurred by or imposed on any Buyer Indemnified Party that result from, relate to, or arise out of:
          (a) any breach of a representation or warranty made by the Company or the Shareholders in this Agreement;
          (b) any breach by the Company, the Shareholders or the Shareholders Agent of any of its covenants or agreements in this Agreement or any other Transaction Document;
          (c) any Tax for any Pre-Closing Period or portion of any Straddle Period ending on or before the Closing Date that (i) in the case of a non-Income Tax, was not accrued as a current liability in the computation of the Net Working Capital as finally determined, and (ii) in the case of an Income Tax, was not included in the computation of the Final Income Tax Amount; and
          (d) any Excess Dissenters Costs.
     8.2 Buyer’s Indemnification Obligations. Subject to the provisions of this Article VIII, after the Closing, Buyer agrees to defend, reimburse, indemnify, and hold harmless the Shareholder Indemnified Parties against and in respect of any Adverse Consequences that may be incurred or suffered by or imposed on any Shareholder Indemnified Party that result from, or relate to, or arise out of:
          (a) any breach of a representation or warranty made by Buyer in this Agreement; and
          (b) any breach by Buyer of any of its covenants or agreements in this Agreement or any other Transaction Document.
     8.3 Indemnification Procedure.
          (a) If, subsequent to the Closing, any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification for or receives notice of the assertion or commencement of any Third Party Claim as to which such Indemnified Party intends to seek indemnification under this Agreement, such Indemnified Party shall give reasonably prompt written notice of such claim to the Party from whom indemnification is to be sought (an “Indemnifying Party”), together with a statement of any available information regarding such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within 15 days after receipt from the Indemnified Party of notice of such claim, by which notice the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed. The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim. If the Indemnifying Party delivers a Defense Notice to the Indemnified Party, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by the Indemnifying Party, all at the expense of the Indemnifying Party.
          (b) If the Indemnifying Party shall fail to give a Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject Third Party Claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the costs and expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party elects to conduct the defense of the subject Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party (i) if so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one counsel for all Indemnified Parties in connection with any Third Party Claim.
          (c) Regardless of which Party defends a Third Party Claim, the other Party shall have the right at its expense to participate in the defense of such Third Party Claim, assisted by counsel of its own choosing. The Indemnified Party shall not compromise, settle, default on, or admit liability with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not compromise or settle a Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.
          (d) Subject to the other terms of this Article VIII and the terms of the Escrow Agreement, once all disputes concerning the Indemnifying Party’s indemnification obligations as to a particular claim or amount has been resolved by a final decision, judgment or award rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an indemnification claim hereunder, the Indemnifying Party shall be required to pay all indemnification amounts so due and owing to the Indemnified Party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice (which, in the case of the Shareholders being the Indemnifying

Party, such amounts being paid solely from and limited by the amounts then being held in the Escrow Fund).
          (e) Notwithstanding any other provision of this Section 8.3, if any Governmental Entity commences a Third Party Claim that relates to the Taxes for which the Shareholders are obligated to indemnify Buyer for under this Agreement (1) Buyer shall notify the Shareholders Agent within thirty (30) days of receipt of any written communication from the Governmental Entity regarding the Third Party Claim and (2) the Company or the applicable Subsidiary shall control the contest of the Third Party Claim, provided that (i) the Shareholders Agent shall, at the sole cost and expense of the Shareholders, have the right to participate in the contest of any Third Party Claim relating to the Tax for which the Shareholders are obligated to indemnify for under this Agreement and (ii) Buyer shall not allow the Company or any of its Subsidiaries to settle, resolve, or otherwise dispose of a Third Party Claim relating to the Tax for which the Shareholders would have an obligation to pay or indemnify for under this Agreement without the prior written consent of the Shareholders Agent (which shall not be unreasonably withheld, delayed, or conditioned).
     8.4 Direct Claims. It is the intent of the Parties that all direct claims by an Indemnified Party against a Party not arising out of Third Party Claims shall be subject to and benefit from the terms of this Article VIII. Any claim under this Article VIII by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of 20 days within which to satisfy such Direct Claim. If the Indemnifying Party does not so respond within such 20-day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Article VIII.
     8.5 Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete, or accurate notice as provided in Section 8.3 or 8.4 shall not affect the rights or obligations of any Party hereunder except to the extent that, as a result of such failure, any Party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially adversely affected or damaged as a result of such failure to give timely, complete, and accurate notice.
     8.6 Reduction of Adverse Consequences.
          (a) Any Adverse Consequences of an Indemnified Party shall be reduced by receipt of applicable payment under insurance policies or from third parties (net of the expenses of the recovery thereof) not affiliated with the Indemnified Party. If indemnification payments shall have been received prior to the collection of such proceeds, the Indemnified Party shall remit to the Indemnifying Party the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Adverse Consequences. The Parties shall use their commercially reasonable efforts to collect the proceeds of any insurance that would have the effect of reducing any Adverse Consequences.

          (b) Any Adverse Consequences of an Indemnified Party shall be reduced by any Tax benefit that the Indemnified Party or any of its Affiliates actually realizes as a result of the event giving rise to indemnification. If indemnification payments shall have been received prior to the realization of such Tax benefit, the Indemnified Party shall remit to the Indemnifying Party, within thirty (30) days of the filing of the Tax Return on which such Tax benefit is actually realized, the amount of such Tax benefit. The Parties shall use their commercially reasonable efforts to realize any Tax benefit that would have the effect of reducing any Adverse Consequences. For purposes of this Section 8.6(b), a Tax benefit shall equal the actual reduction in Income Taxes payable by the Indemnified Party and its Affiliates on their Tax Returns for the Tax year of the event giving rise to indemnification and shall be computed by comparing the Income Taxes the Indemnified Party and its Affiliates paid for such Tax year with the amount of Income Taxes the Indemnified Party and its Affiliates would have paid for the same Tax year if the event giving rise to indemnification had not occurred.
     8.7 Limitations on Indemnities.
          (a) The Shareholders shall not have any liability pursuant to Section 8.1(a) unless and until the aggregate amount of all Adverse Consequences subject to this Section 8.7(a) exceeds the Deductible Amount, and then the Shareholders shall have liability only for the amount of such excess; provided that this Section 8.7(a) shall not apply to a breach of any representation or warranty contained in Section 3.1, Section 3.2, Section 3.3, Section 3.7, Section 3.11 (other than any claim in respect of the post-retirement obligations of the Company), or Section 3.16.
          (b) Buyer shall not have any liability pursuant to Section 8.2(a) unless and until the aggregate amount of all Adverse Consequences subject to this Section 8.7(b) exceeds the Deductible Amount, and then Buyer shall have liability only for the amount of such excess; provided that this Section 8.7(b) shall not apply to a breach of any representation or warranty contained in Section 4.1 or Section 4.2.
          (c) The Shareholders’ aggregate liability under Section 8.1 shall be limited in the aggregate to the Escrow Fund. Buyer’s aggregate liability under Section 8.2 shall be limited in the aggregate to $20,000,000.
          (d) For purposes of calculating Adverse Consequences hereunder (but not for purposes of determining whether any particular representation, warranty, covenant or agreement contained herein has been breached), any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be ignored.
          (e) The Shareholders shall not have any liability pursuant to Section 8.1 in respect of any item or any Adverse Consequences that have been reflected as a deduction in determining the Purchase Price hereunder or as otherwise reflected as a reserve in Net Working Capital as finally determined pursuant to Section 1.8 or any reserve for post-retirement obligations reflected in the Latest Balance Sheet.
          (f) To the extent an indemnification for a Tax is governed by both Section 8.1(a) and Section 8.1(c), the claim for such Tax shall be made solely under Section 8.1(c).

     8.8 Survival. All representations, warranties, covenants, and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder; provided, that the representations and warranties shall expire on, and any claims for indemnification with respect thereto must be brought on or before, the first anniversary of the Closing Date; and provided, further, that each covenant or agreement contained in this Agreement to be performed after the Closing shall survive in accordance with its terms. Notwithstanding the foregoing provision, any claims for indemnification under Section 8.1(b), 8.1(c) or 8.1(d) must be brought on or before the first anniversary of the Closing Date.
     8.9 Exclusivity. After the Closing, the Escrow Fund shall be the sole and exclusive remedy for Buyer for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the operations of the Company including any claim for indemnification under Section 8.1; provided, that this Section 8.9 shall not prohibit (a) injunctive relief (including specific performance) if available under Applicable Law with respect to any covenant or agreement contained in this Agreement to be performed at the Closing and which was not performed at the Closing or (b) any other remedy available at law or in equity for any fraud committed or made by the Company or any of the Shareholders in connection with the transactions contemplated by this Agreement; and provided, further, that Buyer hereby waives the equitable remedy of rescission.
     8.10 Adjustment in Purchase Price. The Parties agree that all indemnification amounts paid pursuant to Section 8.1 constitute an adjustment to the Purchase Price for all purposes including for Tax purposes.
ARTICLE IX
MISCELLANEOUS
     9.1 Amendment and Waiver. This Agreement may only be amended if such amendment is set forth in a writing executed by the Company, Buyer and the Shareholders Agent. Any such amendment shall be binding on all of the Shareholders. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy with respect to a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
     9.2 Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or sent by telecopier, facsimile transmission or other electronic means of transmitting written documents, or sent to the Parties at the respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid or by private overnight mail courier service. Notices, demands and communications sent by telecopier, facsimile transmission or other electronic means must also be sent by regular U.S. mail or by private overnight mail courier service to the Parties in order for such notice to be effective. Notices, demands and communications to the Company, the Shareholders Agent or Buyer must, unless another address is specified in writing, be sent to the address indicated below:

If to the Company Prior to the Closing Date:	Sturm Foods, Inc.
Attention: Eric Beringause
215 Center Street
Manawa, Wisconsin 54949
Fax: (920) 596-3040

with a copy (which copy shall not constitute notice to
the Company) to:

Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attention: A. Winston Oxley
P. Gregory Hidalgo
Fax: (214) 999-7891
Fax: (214) 999-7959

If to the Shareholders Agent:	HMSF, L.P.
Attention: Andrew S. Rosen
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Fax: (214) 720-7888

If given after the Closing, with a copy
(which copy shall not constitute notice
to the Shareholders Agent) to:

Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attention: A. Winston Oxley
P. Gregory Hidalgo
Fax: (214) 999-7891
Fax: (214) 999-7959

If to Buyer or the Company after the Closing:	TreeHouse Foods, Inc.
Two Westbrook Corporate Center
Suite 1070
Westchester, Illinois 60154
Attention: Thomas E. O’Neill,
Senior Vice President, General Counsel
and Chief Administrative Officer
Fax: (708) 409-1062

with a copy (which copy shall not constitute notice to the Buyer) to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Bruce A. Toth
Matthew F. Bergmann
Fax: (312) 558-5700

If to a Shareholder prior to the Closing:	To the address set forth on the signature pages
hereto for such Shareholder

with a copy to the Company (which copy shall
not constitute notice to the Shareholder)

If to a Shareholder after the Closing:	To the address set forth on the signature pages
hereto for such Shareholder

with a copy to the Shareholders Agent (which
copy shall not constitute notice to the
Shareholder)
     Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.
     9.3 Binding Agreement; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, whether by operation of law or otherwise.
     9.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Laws, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     9.5 Other Definitional Provisions. The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, clause, subsection, Exhibit and Schedule references contained in this Agreement are references to Articles, Sections, clauses, subsections, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender neutral form. Whenever the terms “include” or “including” are used in this Agreement (whether or not such terms are followed by the phrase

“but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. Each reference in this Agreement to any Applicable Laws will be deemed to include such Applicable Laws as it hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement. Any term used but not defined in this Agreement shall have the meaning given to such term in Exhibit A, which Exhibit A is hereby incorporated herein by reference. Whenever any amount is stated in this Agreement in “Dollars” or by reference to the “$” symbol, such amount shall be United States dollars (unless a contrary intention appears) and will, when the context allows, include equivalent amounts in other currencies.
     9.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.
     9.7 Entire Agreement. This Agreement (including the Exhibits and the Schedules), the agreements, documents, instruments and certificates referred to herein or delivered pursuant hereto, and the Confidentiality Agreement contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.
     9.8 Counterparts and Facsimile Signatures. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
     9.9 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
     9.10 Public Announcements. Prior to the Closing, no Party shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld), except that any Party may make any disclosure required by Applicable Laws (including federal securities laws) if it determines in good faith that it, or any

Subsidiary thereof, is required to do so. A Party, with respect to the each such disclosure, shall provide the Company or the Buyer, as applicable, with prior notice and a reasonable opportunity to review the disclosure.
     9.11 Jurisdiction. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES HERETO AGREE THAT ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE COURTS OF THE STATE OF DELAWARE, AND EACH OF THE PARTIES HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY OF THOSE COURTS OR THAT ANY SUIT, ACTION OR PROCEEDING WHICH IS BROUGHT IN ANY OF THOSE COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY OF THE NAMED COURTS. WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON IT BY NOTICE AS PROVIDED IN THIS SECTION 9.11 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS.
     9.12 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
     9.13 Attorneys’ Fees. In any action or proceeding instituted by a Party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing Party shall be entitled to receive from the losing Party reasonable attorneys’ fees, costs and expenses incurred in connection therewith, including any appeals therefrom.
     9.14 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Notwithstanding the foregoing, Section 5.9 is made for the benefit of the Indemnified Company Parties and the Indemnified Company Parties shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were signatories to this Agreement.

     9.15 Rules of Construction.
          (a) Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.
          (b) The inclusion of any information in the Company Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule, that such information is required to be listed in the Company Disclosure Schedule or that such items are material to the Company. The headings, if any, of the individual sections of each of the Company Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule is arranged in sections corresponding to those contained in Article III merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule with respect to such other representations or warranties or the presence or absence of a reference thereto in either the Company Disclosure Schedule or in the particular representation or warranty.
          (c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement (other than with respect to any representation, warranty or provision of this Agreement in which such specification occurs).
          (d) The inclusion of any information in the Buyer’s Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Buyer’s Disclosure Schedule, that such information is required to be listed in the Buyer’s Disclosure Schedule or that such items are material to Buyer. The headings, if any, of the individual sections of each of the Buyer’s Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Buyer’s Disclosure Schedule is arranged in sections corresponding to those contained in Article IV merely for convenience, and the disclosure of an item in one section of the Buyer’s Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties contained in Article IV to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Buyer’s Disclosure Schedule with respect to such other representations or warranties or a reference thereto in either the Buyer’s Disclosure Schedule or in the particular representation or warranty in Article IV.

     9.16 Power of Attorney by Shareholders and Release.
          (a) In connection with this Agreement, the Company is hereby appointed, authorized and empowered to act, on behalf of the Shareholders as his, her or its agent and attorney-in-fact with full power of substitution to do any and all things and execute any and all documents prior to the Closing in respect of the giving or agreeing to, on behalf of the Shareholders, any and all consents, waivers, amendments or modifications deemed by the Board of Directors of the Company to be necessary or appropriate under this Agreement. The appointment of the Shareholders Agent is coupled with an interest and shall be irrevocable by any Shareholder in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any Applicable Law. This power of attorney shall automatically terminate as of the Closing.
          (b) Effective as of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, each Shareholder releases and forever discharges the Company, Buyer and each of their respective Affiliates, and their respective past and present officers and directors (collectively, the “Releasees”) from any and all claims, demands, actions, arbitrations, audits, hearings, investigations, litigations, suits (whether civil, criminal, administrative, investigative or informal), causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, contingent or otherwise, both at law and in equity, of any kind, character or nature whatsoever (“Claims”) which such Shareholder now has or has ever had against the Releasees relating to such Shareholder’s ownership of Common Stock, provided that the foregoing release and discharge shall not (i) relieve any Releasee of his, her or its obligations or liabilities to the Shareholder pursuant to this Agreement, (ii) relieve the Company of any indemnification obligations of the Company to such Shareholder pursuant to this Agreement, the Company’s certificate of incorporation or bylaws or any written agreement between the Company and such Shareholder, or (iii) be deemed to constitute a waiver of the availability of insurance to cover Claims. Each Shareholder understands and agrees that he, she or it is expressly waiving all Claims against the Releasees covered by this release and discharge, including those Claims that he, she or it may not know of or suspect to exist, which if known, may have materially affected the decision to provide this release and discharge.
          (c) Effective as of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the Company releases and forever discharges each Shareholder from any and all Claims which the Company now has or has ever had against such Shareholder relating to such Shareholder’s ownership of Common Stock; provided that the foregoing release and discharge shall not relieve such Shareholder of his, her or its obligations or liabilities to the Company pursuant to this Agreement. The Company understands and agrees that it is expressly waiving all Claims against each Shareholder covered by this release and discharge, including those Claims that it may not know of or suspect to exist, which if known, may have materially affected the decision to provide this release and discharge.

     9.17 Shareholders Agent.
          (a) HMSF, L.P. (the “Shareholders Agent”), is hereby appointed, authorized and empowered to act, on behalf of the Shareholders, in connection with this Agreement and the other Transaction Documents in the capacity as his, her or its agent and attorney in fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including: (i) execution of the documents and certificates pursuant to this Agreement, (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Shareholders and others, as contemplated by this Agreement, (iii) receipt and forwarding of notices and communications pursuant to this Agreement, (iv) administration of the provisions of this Agreement relating to the matters described in Section 1.8, Section 1.9, Section 5.21 and Article VIII, and the Escrow Agreement, (v) after the Closing, giving or agreeing to, on behalf of the Shareholders, any and all consents, waivers, amendments or modifications deemed by the Shareholders Agent, in its discretion, to be necessary or appropriate under this Agreement or the Escrow Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith, (vi) (A) dispute or refrain from disputing, on behalf of each Shareholder relative to such Shareholder’s Percentage Share, any claim made by Buyer, (B) negotiate and compromise, on behalf of each such Shareholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under this Agreement or the other Transaction Documents, and (C) execute, on behalf of each such Shareholder, any settlement agreement, release or other document with respect to such dispute or remedy and (vii) engaging attorneys, accountants, agents or consultants on behalf of the Shareholders in connection with this Agreement or the other Transaction Documents and paying any fees related thereto. The Shareholders Agent shall not by reason of this Agreement have any fiduciary relationship in respect of any Shareholder.
          (b) In the event that the Shareholders Agent, with the advice of counsel, is of the opinion that it requires further authorization or advice from the Shareholders on any matters concerning this Agreement, the Shareholders Agent shall be entitled to seek such further authorization from the Shareholders prior to acting on their behalf. In such event, each Shareholder (including the Shareholders Agent in its capacity as a Shareholder) shall have a number of votes equal to such Shareholder’s Percentage Share and the authorization of a majority of such number of votes shall be binding on all of the Shareholders and shall constitute the authorization of the Shareholders.
          (c) Buyer shall be fully protected in dealing with the Shareholders Agent under this Agreement and may rely upon the authority of the Shareholders Agent to act as the agent of the Shareholders.
          (d) The Shareholders Agent may resign from its capacity as Shareholders Agent at any time by written notice delivered to Buyer and the Shareholders. If there is a vacancy at any time in the position of Shareholders Agent for any reason, such vacancy shall be filled by a Shareholder vote pursuant to Section 9.17(b).
          (e) The Shareholders Agent hereby accepts such appointment and designation.

          (f) The Shareholders Agent shall not be liable to Buyer, the Company or the Shareholders in its capacity as Shareholders Agent for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement or the other Transaction Documents, except for its own willful misconduct. In no event shall the Shareholders Agent, in the capacity as Shareholders Agent, be liable to Buyer for any breach of this Agreement by the Company or any Shareholder. The Shareholders Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the other Transaction Documents or its duties hereunder or thereunder, and it shall incur no liability in its capacity as Shareholders Agent to Buyer, the Company or the Shareholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.
          (g) Any expenses incurred by the Shareholders Agent in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Shareholders Agent but shall be payable at the Shareholders Agent’s election: (i) as a Transaction Cost if incurred and ascertainable prior to the Closing, (ii) out of distributions to the Shareholders pursuant to this Agreement or (iii) by the Shareholders based on each Shareholder’s Percentage Share (as such existed immediately prior to the Closing) of such expenses. The Shareholders Agent may from time to time submit invoices to the Shareholders covering such expenses and, upon the request of any Shareholder, shall provide such Shareholder with an accounting of all expenses paid.
          (h) Each Shareholder, severally, shall indemnify the Shareholders Agent up to, but not exceeding, an amount equal to the aggregate portion of the amounts received by such Person under Article I of this Agreement, which indemnification shall be paid by such Shareholder pro rata in accordance with the portion of the aggregate amounts received by such Person under Article I of this Agreement, against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it, of any nature whatsoever, arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof; relating to the acts or omissions of the Shareholders Agent hereunder, under this Agreement or the other Transaction Documents or otherwise, except for such damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Shareholders Agent that arise from the Shareholders Agent’s willful misconduct. The foregoing indemnification shall not be deemed exclusive of any other right to which the Shareholders Agent may be entitled apart from the provisions hereof. In the event of any indemnification under this Section 9.17(h), each Shareholder shall promptly deliver to the Shareholders Agent full payment of his, her or its ratable share of such indemnification claim.
          (i) All of the indemnities, immunities and powers granted to the Shareholders Agent under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreement.
     9.18 Expenses. Except as otherwise expressly provided herein, the Shareholders, the Company and Buyer shall each pay all of their own fees, costs and expenses (including (i) fees,

costs and expenses of legal counsel, investment bankers, advisors, accountants, brokers or other representatives and consultants, (ii) appraisal fees, costs and expenses and (iii) transfer Taxes) incurred by such Person in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. In addition, the Parties acknowledge that the Transaction Costs may include, and the Company shall bear and pay at Closing, certain fees and expenses of the Shareholders or the Shareholders Agent.
     9.19 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed by the Shareholders, the Shareholders Agent or the Company in accordance with their specific terms or are otherwise breached by the Shareholders, the Shareholders Agent or the Company. It is accordingly agreed that, prior to the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 7.1, Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Shareholders, the Shareholders Agent or the Company and to enforce specifically the terms and provisions of this Agreement against the Shareholders, the Shareholders Agent or the Company, this being in addition to any other remedy to which Buyer is entitled at law or in equity. Each of the Shareholders, the Shareholders Agent and the Company acknowledges and agrees that, notwithstanding any breach by Buyer of this Agreement, neither it nor any of its Affiliates shall be entitled to an injunction or injunctions to prevent any breaches of this Agreement by Buyer or to enforce specifically the terms and provisions of this Agreement or otherwise to obtain any equitable relief or remedy against Buyer and that the Shareholders’, the Shareholders Agent’s and the Company’s sole and exclusive remedies with respect to any such breach shall be for Damages.
     9.20 Conflicts and Privilege. Buyer, the Shareholders and the Company hereby agree that, in the event a dispute arises after the Closing between Buyer or the Company and the Shareholders Agent or the Shareholders, Vinson & Elkins L.L.P. may represent the Shareholders Agent or the Shareholders in such dispute even though the interests of the Shareholders Agent or the Shareholders may be directly adverse to the Company, and even though Vinson & Elkins L.L.P. may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company or its Subsidiaries. Buyer, the Shareholders Agent, the Shareholders and the Company further agree that, as to all communications between Vinson & Elkins L.L.P., the Company, the Shareholders Agent and the Shareholders that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Shareholders Agent and the Shareholders and may be controlled by the Shareholders Agent and the Shareholders, and shall not pass to or be claimed or controlled by the Company; provided that neither the Shareholders Agent nor the Shareholders shall waive such attorney-client privilege other than to the extent appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement and the other Transaction Documents. Notwithstanding the foregoing, in the event a dispute arises between Buyer or the Company and a Person other than the Shareholders Agent or a Shareholder after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Vinson & Elkins L.L.P. to such Person; provided, however, that the Company may not waive such privilege without the prior written consent of the Shareholders Agent, which consent will not be unreasonably withheld.
[signature page follows]

     IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

STURM FOODS, INC.
By:	/s/ Andrew S. Rosen
	Name:	Andrew S. Rosen
Title Chairman of the Board of Directors

TREEHOUSE FOODS, INC.
By:	/s/ David B. Vermylen
	Name:	David B. Vermylen
	Title:	President and COO

SHAREHOLDER AND SHAREHOLDERS AGENT: HMSF, L.P.
By:	HMSF GP, L.L.C., its general partner

By:	/s/ Andrew S. Rosen
	Name:	Andrew S. Rosen
	Title:	Vice President

SHAREHOLDERS:
/s/ Lawrence A. Hamwey
Address:	Lawrence A. Hamwey
24800 Eastfield Place
Carmel, California 95923

/s/ Daniel Muller
Address:	Daniel Muller
8 N. Old Creek Rd.
Vernon Hills, Illinois 60061
Address: 215 Center Street	STURM FOODS PROFIT SHARING PLAN AND TRUST
Manawa, Wisconsin 54949	/s/ Tom Ingman
Tom Ingman, Trustee

/s/ Michael E. Upchurch
Address:	Michael E. Upchurch
521 E. Carrington Lane
Appleton, Wisconsin 54913

/s/ Robert C. Ruegger
Address:	Robert C. Ruegger
301 E. Fernwood Lane
Appleton, Wisconsin 54913

/s/ Douglas J. Martin
Address:	Douglas J. Martin
N2229 S. Old Mill Run Waupaca, Wisconsin 54981

JOHN A. STURM & MARGARET A. STURM REVOCABLE TRUST OF 1998
/s/ John A. Sturm
Address:	John A. Sturm, Trustee
179 Euclid Avenue P. O. Box 918 Manawa, Wisconsin 54949

Address:	/s/ Margaret A. Sturm
179 Euclid Avenue	Margaret A. Sturm, Trustee
P. O. Box 918 Manawa, Wisconsin 54949

PAUL A. STURM 1991 TRUST
Address:	/s/ John F. Suby
John Q. Hammons Drive	John F. Suby, Trustee
Madison, Wisconsin 53717

CHERYL STURM 1991 TRUST
Address:	/s/ John F. Suby
John Q. Hammons Drive	John F. Suby, Trustee
Madison, Wisconsin 53717

MARGARET STURM 1991 TRUST
Address:	/s/ John F. Suby
John Q. Hammons Drive	John F. Suby, Trustee
Madison, Wisconsin 53717

JOHN A. STURM, JR. 1991 TRUST
Address:	/s/ John F. Suby
John Q. Hammons Drive	John F. Suby, Trustee
Madison, Wisconsin 53717

DUWAYNE CARL SURVIVORS TRUST
Address:	/s/ John F. Suby
John Q. Hammons Drive	John F. Suby, Trustee
Madison, Wisconsin 53717

EXHIBIT A
DEFINED TERMS
     As used in the Stock Purchase Agreement to which this Exhibit A is attached and incorporated by reference therein, the following terms will have the meanings specified:
     “Acquisition Transaction” means the process initiated by the Company in July 2009 concerning the potential merger, consolidation or other business combination involving the Company or any of its Subsidiaries or the potential acquisition of all or any amount of the assets or the capital stock of the Company or any of its Subsidiaries.
     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ and accountants’ fees and expenses, including any such Adverse Consequences incurred by the Company; provided that Adverse Consequences shall not include consequential damages or punitive damages (other than those payable to third parties).
     “Advisory Agreements” means that certain Monitoring and Oversight Agreement and Financial Advisory Agreement, each dated May 23, 2005, by and between the Company (as the successor of HMSF Acquisition Co. and HMTF US Operating, L.P.
     “Advisor Fees” means all fees and expenses reimbursements (including fees arising from the consummation of the transactions contemplated by this Agreement) that are payable or that have otherwise accrued under the terms of each of the Advisory Agreements.
     “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.
     “Agreement” has the meaning set forth in the Introduction.
     “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of Applicable Law.
     “Antitrust Laws” has the meaning set forth in Section 5.11(a).
     “Applicable Laws” means all applicable federal, state, provincial, local or foreign laws, statutes, rules, regulations, ordinances, directives, judgments, orders (judicial or administrative), decrees, injunctions and writs of any Governmental Entity or any similar provisions having the force or effect of law.
     “Applicable Food Laws” means all Applicable Laws relating to the use, manufacture, packaging, licensing, labeling, distribution, or sale of any food products of the Company or a Subsidiary thereof.
     “Applicable Rate” has the meaning set forth in Section 1.8(e).
Exhibit A-1

     “Audited Financial Statements” has the meaning set forth in Section 3.4(a).
     “Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.
     “Buyer” has the meaning set forth in the Introduction.
     “Buyer Indemnified Parties” means Buyer and its Affiliates (including the Company and its Subsidiaries following the Closing) and their respective officers, directors, managers, shareholders, members, partners, employees, agents, Affiliates, attorneys and their representatives.
     “Buyer’s Disclosure Schedule” means that certain disclosure letter of even date with this Agreement from Buyer to the Company delivered concurrently with the execution and delivery of this Agreement.
     “Cash” has the meaning set forth in Section 1.4(a).
     “Claims” has the meaning set forth in Section 9.16(b).
     “Closing” means the consummation of the transactions contemplated by this Agreement.
     “Closing Common Share Price” has the meaning set forth in Section 1.4(b).
     “Closing Date” has the meaning set forth in Section 2.1.
     “Closing Financial Statements” has the meaning set forth in Section 1.4(c).
     “Code” means the Internal Revenue Code of 1986, as amended (including, where applicable, the Internal Revenue Code of 1954, as amended).
     “Common Share Price” has the meaning set forth in Section 1.4(d).
     “Common Stock” means the Company’s Common Stock, $0.01 par value per share.
     “Company” has the meaning set forth in the Introduction.
     “Company Disclosure Schedule” means that certain disclosure letter of even date with this Agreement from the Company to Buyer delivered concurrently with the execution and delivery of this Agreement.
     “Company Permits” has the meaning set forth in Section 3.12.
     “Confidentiality Agreement” means that certain Confidentiality Agreement, dated May 9, 2007, by and between the Company and Buyer.
     “Consent” means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other
Exhibit A-2

Person which is required for any of the execution, delivery or performance of the Agreement or any other Transaction Document, the consummation of transactions contemplated hereby or thereby, whether such requirement arises pursuant to any Applicable Laws, contract or agreement, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any contract or agreement, which right of breach, default, termination or modification results from the consummation of the transactions contemplated by this Agreement.
     “Credit Agreements” means (a) the First Lien Credit Agreement among the Company, the various lenders thereunder and Deutsche Bank Trust Company Americas, as Administrative Agent, dated as of January 31, 2007, as such may be amended from time to time (the “First Lien Credit Agreement”) and (b) the Second Lien Credit Agreement among the Company, the various lenders thereunder and Deutsche Bank Trust Company Americas, as Administrative Agent, dated as of January 31, 2007, as such may be amended from time to time (the “Second Lien Credit Agreement”).
     “Damages” means any and all losses, liabilities, damages, fees, costs and expenses of every kind and nature (including costs of investigation, fees and expenses of attorneys, accountants, financial advisors and other experts, court costs and other expenses of litigation); provided that, except for punitive damages paid to a third party other than the Person entitled to Damages, Damages shall not include punitive damages.
     “Debt” has the meaning set froth in Section 1.4(e).
     “Debt Amount” means the aggregate amount of Debt outstanding under the Credit Agreements as of immediately prior to the Closing.
     “Debt Financing” has the meaning set forth in Section 4.7.
     “Deductible Amount” means an amount equal to $3,250,000.
     “Defense Counsel” has the meaning set forth in Section 8.3(a).
     “Defense Notice” has the meaning set forth in Section 8.3(a).
     “Delivery Date” means the date by which the Company has delivered to Buyer all of the S-X Business Financials.
     “Direct Claim” has the meaning set forth in Section 8.4.
     “Dissenting Shareholder” has the meaning set forth in Section 1.3(c).
     “DOJ” means the United States Department of Justice.
     “Employee Benefit Plans” has the meaning set forth in Section 3.11.
     “Enterprise Value” has the meaning set forth in Section 1.2.
Exhibit A-3

     “Environmental Permits” has the meaning set forth in Section 3.13(b).
     “Environmental and Safety Requirements” means all Applicable Laws concerning worker health and safety, pollution, protection of human health from pollution, or protection of the environment, including all those relating to the presence, use, generation, handling, transport, treatment, storage, disposal, discharge, Release, threatened Release, control, or cleanup of any Hazardous Materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” means the Bank of New York or another escrow agent mutually acceptable to the Parties.
     “Escrow Agreement” has the meaning set forth in Section 1.6(g).
     “Escrow Amount” has the meaning set forth in Section 1.6(g).
     “Escrow Fund” means the Escrow Amount together with any investment proceeds thereon.
     “Estimated Cash” has the meaning set forth in Section 1.5(a).
     “Estimated Income Tax Amount” has the meaning set forth in Section 1.5(a).
     “Estimated Net Working Capital” has the meaning set forth in Section 1.5(a).
     “Excess Dissenters Costs” has the meaning set forth in Section 1.3(c).
     “Final Income Tax Amount” means the Income Tax Amount as finally determined pursuant to Section 5.21.
     “Financial Statements” has the meaning set forth in Section 3.4(a).
     “Financing” has the meaning set forth in Section 5.18.
     “FTC” means the United States Federal Trade Commission.
     “Fully Diluted Common Stock” means the sum of the total number of shares of Common Stock outstanding immediately prior to the Closing plus the number of shares of Common Stock covered by Options outstanding immediately prior to the Closing.
     “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.
     “Governmental Entity” means any government, governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, province, county, parish or municipality, jurisdiction or other political subdivision thereof.
Exhibit A-4

     “Hazardous Materials” means any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous under any Environmental and Safety Requirements (including, without limitation, substances defined as “hazardous substances”, “hazardous materials”, “hazardous waste”, or “pollutant or contaminant” in the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, or comparable state and local statutes or in the regulations pursuant to said statutes), and further including petroleum, and any derivative or byproduct thereof.
     “Highly Confident Letter” has the meaning set forth in Section 4.6.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Income Tax” (and, with the correlative meaning, “Income Taxes”) means any Tax that is based on, or computed with respect to, net income (and any franchise Tax imposed in lieu thereof) and any related Tax in the form of penalties or interest.
     “Income Tax Amount” has the meaning set forth in Section 1.4(f).
     “Income Tax Returns” means any Tax Return relating, or with respect, to Income Taxes.
     “Indemnified Company Parties” has the meaning set forth in Section 5.9(a).
     “Indemnified Party” has the meaning set forth in Section 8.3(a).
     “Indemnifying Party” has the meaning set forth in Section 8.3(a).
     “Independent Accountants” has the meaning set forth in Section 1.8(c).
     “Intellectual Property” means inventions and invention disclosures; patents and patent applications (including statutory invention registrations); trademarks, service marks, logos, trade dress, trade names, Web addresses, domain names, and other indicia of commercial source or origin, including registrations and applications for registration thereof, and goodwill associated with any of the foregoing (“Trademarks”); copyrights, including registrations and applications for registration thereof; trade secrets, know-how, software, formulae, customer lists, data, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries); and other proprietary rights and intellectual property.
     “Interim Statements” has the meaning set forth in Section 3.4(a).
     “Key Employees” means Robert C. Ruegger, Eric Beringause, Craig Lemieux, Kenneth Noble, Aaron Gold, L. Katerzynske, Billie Jo Rice, Steve Foster, Tom Ingman and Ken Neyhard.
     “Knowledge” (and any derivation thereof, whether or not capitalized) means (a) in the case of Buyer, the knowledge of David B. Vermylen, Dennis F. Riordan, Thomas E. O’Neill and
Exhibit A-5

Erik T. Kahler and (b) in the case of the Company, the knowledge of Eric Beringause, Robert C. Ruegger and Craig Lemieux, in each case after having made reasonable inquiry and a review of the books, records and other materials in the possession, and relating to the businesses, of Buyer or the Company, as applicable.
     “Landlord Estoppel Letter” has the meaning set forth in Section 5.22(c).
     “Latest Balance Sheet” has the meaning set forth in Section 3.4(a).
     “Leased Real Property” means the parcels of land more fully described in Company Disclosure Schedule 3.6(b) under the heading “Leased Real Property”, together with the Company’s rights, title and interest in, to and under all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto, all easements and rights-of-way used or useful in connection therewith, and all rights and privileges under the Real Property Leases thereto.
     “Legal Proceeding” means any action, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative, investigative, appellate or eminent domain proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Entity or any arbitrator or arbitration panel.
     “Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).
     “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that has or would reasonably be expected to have or result in a material adverse effect or change on the business, assets, properties, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole. This definition shall exclude any material adverse effect or change to the extent arising out of, attributable to or resulting from: (a) any generally applicable change in Applicable Laws or GAAP or interpretation of any thereof which do not disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole, (b) compliance by the Company with the terms of this Agreement, (c) changes in conditions generally affecting the industries in which the Company and its Subsidiaries conduct their business which do not disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which the Company and its Subsidiaries operate, (d) general economic, political or financial market conditions which do not disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole, (e) any outbreak or escalation of hostilities involving the United States (including any declaration of war by the U.S. Congress) or acts of terrorism which do not disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole, (f) any failure by the Company to meet internal projections or forecasts; provided, that the underlying cause of any such failure may be taken into consideration in making such determination, and (g) any expenses incurred in connection
Exhibit A-6

with the negotiation, documentation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including, as a result of the Company’s entry into, and the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of Options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance, bonus or retention arrangements or other arrangements in existence as of the date of this Agreement or as disclosed in this Agreement.
     “Material Contract” means, other than Ordinary Course of Business Contracts: (a) each contract or agreement having an unexpired term of one year or more and that is executory in whole or in part and involves performance of services or delivery of goods or materials by the Company or any Subsidiary thereof of an amount or value in excess of $300,000, (b) each contract or agreement having an unexpired term of one year or more and that is executory in whole or in part and involves expenditures or receipts of the Company or any Subsidiary thereof in excess of $300,000, (c) each Real Property Lease, installment and conditional sale agreement, and any other contract or agreement affecting the ownership of, leasing of, title to or use of any Real Property, (d) each material licensing agreement or other contract or agreement with respect to Intellectual Property, including material contracts or agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any Intellectual Property, (e) each collective bargaining agreement, including amendments and side letter agreements thereto, and any other contract or agreement with any labor union or other employee representative of a group of employees, (f) each joint venture, partnership, franchise, joint research and development and joint marketing agreement or any other similar contract or agreement (including a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary thereof with any other Person), (g) each contract or agreement containing covenants that in any way purport to restrict or prohibit the business activity of the Company or any Subsidiary thereof or limit the freedom of the Company or any Subsidiary thereof to engage in any line of business or to compete with any Person, (h) each contract or agreement with any consultant, advisor, agent or employee or any current or former officer, director, stockholder or Affiliate of the Company or any Subsidiary thereof, (i) each contract relating to the acquisition by the Company or any Subsidiary thereof of any operating business or the capital stock of any other Person since May 26, 2005, (j) each contract under which the Company or any Subsidiary thereof has made advances or loans to any other Person, and such advances or loans remain outstanding, except advancement of reimbursable ordinary and necessary business expenses made to directors, officers and employees of the Company or any Subsidiary thereof in the ordinary course of business, (k) each outstanding agreement of guaranty, surety or indemnification by the Company or any Subsidiary thereof (other than provisions for indemnification contained in agreements entered into in the ordinary course of business (other than for indebtedness for borrowed money)), (l) each contract or agreement requiring the Company or any Subsidiary thereof to purchase all or substantially all of its requirements of a particular product from a supplier, except any contract or agreement relating to the purchase of inventory in the ordinary course of business, (m) each settlement, conciliation or similar agreement, the performance of which will involve payment after the execution date of this Agreement for consideration in excess of $250,000 or governmental monitoring, consent decree or reporting responsibilities outside the ordinary course of business, (n) each contract, agreement or arrangement for capital expenditures or the acquisition or construction of fixed assets in excess of $1,000,000, (o) each (i) contract for the employment of any person who, in the past
Exhibit A-7

two years ending on the date of this Agreement, received base compensation of $250,000 or more or providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (ii) any contracts that provide severance or other benefits for any person, (p) any indenture, mortgage, promissory note, loan agreement or other agreement or commitment for the borrowing of money, for a line of credit or for any capital leases or imposing a material Lien on any material assets of the Company or any Subsidiary thereof; provided that the Credit Agreements shall not be a Material Contract, and (q) contracts, not otherwise covered by the foregoing, that are otherwise material to the Company and its Subsidiaries, taken as a whole.
     “Net Working Capital” has the meaning set forth in Section 1.4(g).
     “Net Working Capital Target” has the meaning set forth in Section 1.5(b).
     “Option” means an option issued by the Company to acquire Common Stock pursuant to the Option Plan and which is outstanding either on the date of this Agreement or the Closing Date, as the case may be.
     “Option Consideration” has the meaning set forth in Section 1.3.
     “Option Plan” means the Company’s 2005 Stock Option Plan.
     “Option Surrender Agreement” has the meaning set forth in Section 1.7(a).
     “Ordinary Course of Business Contracts” means (a) contracts or agreements for routine maintenance of the personal property or real property of the Company or any of its Subsidiaries, (b) any trade discount or rebate program implemented in the ordinary course of the Company or any of its Subsidiaries’ business, (c) normal and routine open purchase orders or agreements for (i) the purchase of raw materials or supplies used in the manufacture of products of the Company or any of its Subsidiaries or (ii) services provided to the Company or any of its Subsidiaries and (d) agreements (on customer form documents), including, vendor agreements, continuing product guarantees, policy letters, promotional agreements, data access agreements and electronic data interchange agreements, with customers that purchase products from the Company or any of its Subsidiaries.
     “Owned Real Property” means the real property owned by the Company and its Subsidiaries, together with the Company’s rights, title and interest in, to and under all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto and all easements and rights-of-way used or useful in connection therewith.
     “Parachute Payments” has the meaning set forth in Section 5.21(j).
     “Parties” means each signatory to this Agreement.
     “Percentage Share” means, with respect to each Shareholder, the amount calculated as follows and expressed as a percentage: (a) the number of shares of Common Stock owned by
Exhibit A-8

such Shareholder plus the number of shares of Common Stock covered by Options owned by such Shareholder; divided by (b) the Fully Diluted Common Stock.
     “Permitted Communication” means a communication the subject matter of which shall be limited to promoting goodwill in the relationship between the Company and its customers and suppliers and providing assurances of an orderly post-Closing transition. In no event shall a Permitted Communication involve any discussions concerning pricing, new products, product development or other strategic matters related to the Company.
     “Permitted Default” has the meaning set forth in Section 5.24.
     “Permitted Encumbrances” means (a) statutory Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings as disclosed on Company Disclosure Schedule 3.7 and for which there are adequate reserves on the books of a person, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations that are (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books of a person, (c) in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not materially impair the operation of the business at the facility at which such leased equipment or other personal property is located, (d) other immaterial Liens that were not incurred in connection with the borrowing of money or the advance of credit and that do not interfere with the conduct of the business conducted by the Company and its Subsidiaries, (e) Liens on leases of real property arising from the provisions of such leases, (f) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (g) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (h) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the value of the property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby, (i) public utility easements of record, in customary form, (j) Liens not otherwise included as Permitted Encumbrances that are of record, (k) Liens securing all or any portion of the Debt Amount and (l) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of landlords with respect to the leased real property and to which the leases with respect to the leased real property are subordinate.
     “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.
     “Post-Closing Option Deduction Payment” means, with respect to any release from the Escrow Fund or payments pursuant to Section 1.8(e)(i) or Section 5.21(e), an amount equal to (a) the product of (i) the amount of such payment that is paid to the holders of the Options on account of the Options multiplied by (ii) the highest U.S. federal marginal corporate Income Tax rate then in effect less (b) the product of (i) 100% minus the highest marginal U.S. federal
Exhibit A-9

corporate Income Tax rate then in effect, multiplied by (ii) all Social Security, Medicare, state disability, unemployment and similar Taxes imposed on the payment set forth in clause (a)(i).
     “Pre-Closing Period” means any taxable period that ends on or before the Closing Date.
     “Pre-Closing Project” has the meaning set forth on Company Disclosure Schedule A.
     “Preferred Stock” means the Company’s Preferred Stock, $0.01 par value per share.
     “Project Completion Costs” means all fees, costs and expenses incurred by the Company or any of its Subsidiaries in furtherance of the development, design, implementation, acquisition and construction of the Pre-Closing Project. For purposes of determining the Purchase Price and Section 1.5(a), “Project Completion Costs” shall include only such of the foregoing fees, costs and expenses that are paid by the Company or any of its Subsidiaries at any time after the date of this Agreement and prior to the Closing.
     “Purchase Price” has the meaning set forth in Section 1.2.
     “Real Property” means the Owned Real Property and the Leased Real Property, collectively.
     “Real Property Leases” means all written leases, lease guaranties, subleases, licenses, easements, and agreements, whether written, for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all subordination, non-disturbance and attornment agreements and estoppel certificates with respect thereto.
     “Regulation S-X” means Regulation S-X promulgated under the Securities Act.
     “Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, migrating or dumping of Hazardous Materials into the environment, whether intentional or unintentional, foreseen or unforeseen.
     “Releasees” has the meaning set forth in Section 9.16(b).
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Severance Costs” means any severance or termination payments payable to any employee of the Company or a Subsidiary thereof whose employment is terminated for any reason at, or from and after, the Closing (and any related Social Security, Medicare, state disability, unemployment and similar Taxes).
     “Shareholder Indemnified Parties” means the Shareholders and their Affiliates and their respective officers, directors, managers, shareholders, members, partners, employees and agents.
Exhibit A-10

     “Shareholder” or “Shareholders” has the meaning set forth in the Introduction, except that from and after the Closing “Shareholder” or “Shareholders” shall include all holders of Options who have delivered an Option Surrender Agreement.
     “Shareholders Agent” has the meaning set forth in Section 9.16.
     “Straddle Period” has the meaning set forth in Section 5.21(h).
     “Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).
     “Survey” has the meaning set forth in Section 5.22(a)(ii).
     “S-X Business Financials” means all of the following financial statements of the Company: (a) the audited consolidated balance sheets of the Company dated March 31, 2008 and March 31, 2009, and the audited consolidated statements of operations, cash flows and shareholders’ equity of the Company for the fiscal years ended March 31, 2008 and March 31, 2009 (including the notes thereto), accompanied by the report thereon of Grant Thornton LLP, independent public accounting firm, (b) the unaudited interim consolidated balance sheets of the Company dated December 31, 2008 and December 31, 2009, and the related unaudited interim consolidated statements of operations, cash flows and shareholders’ equity of the Company for the nine-month periods ended December 31, 2008 and December 31, 2009, and (c) the consent of Grant Thornton LLP to the inclusion in Buyer’s applicable SEC filings of its report relating to the financial statements of the Company set forth in (a) above.
     “Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any (a) net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, unclaimed property, social security, environmental (including Code Section 59A), alternative or add-on, value added, registration, windfall profits or other tax or customs duties or amount imposed by any Governmental Entity, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under Applicable Law with respect to Taxes or properly assessed or charged by any Governmental Entity; (b) any liability of the Company or any of its Subsidiaries for payment of the amounts described in clause (a) arising as a result of being (or ceasing to be) a member of an Affiliated Group or being included in any Tax Return of any Affiliated Group; or (c) any liability of the Company or any of its Subsidiaries for the payment of amounts described in clause (a) as a result of transferee, successor, or contractual liability.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, required or permitted to be submitted to a Governmental Entity or third party.
Exhibit A-11

     “Termination Date” means April 1, 2010 unless the Delivery Date is after February 1, 2010, in which case, Termination Date shall mean July 1, 2010.
     “Third Party Claims” means actions, suits, claims or legal, administrative, arbitration, mediation, governmental or other proceedings, or investigations, other than any brought by a Party to this Agreement or an Affiliate of a Party to this Agreement.
     “Title Commitment” has the meaning set forth in Section 5.22(a)(i).
     “Title Company” means Chicago Title Insurance Company, writing through its national commercial services division in Chicago, Illinois.
     “Title Policy” has the meaning set forth in Section 5.16(a)(i).
     “Top Customers” has the meaning set forth in Section 3.19.
     “Top Suppliers” has the meaning set forth in Section 3.19.
     “Trademarks” has the meaning set forth in the definition of Intellectual Property.
     “Transaction Costs” has the meaning set forth in Section 1.4(h).
     “Transaction Deductions” means the amounts deductible by the Company for any federal or state Income Tax purposes in a Pre-Closing Period attributable to (i) the payments to be made with respect to each Option pursuant to Sections 1.6(b), 1.6(c) and 1.6(d), (ii) the Transaction Costs paid, payable or otherwise accrued in a Pre-Closing Period, (iii) the unamortized fees and expenses incurred in connection with obtaining the indebtedness under each of the Credit Agreements and (iv) any fees or expenses incurred in connection with the repayment of the indebtedness under each of the Credit Agreements that are paid, payable or otherwise accrued in a Pre-Closing Period. For the avoidance of doubt, payments made with respect to Options out of releases from the Escrow Fund or pursuant to Section 1.8(e)(i) or Section 5.21(e) shall not be treated as Transaction Deductions.
     “Transaction Documents” means this Agreement, the Escrow Agreement and each other agreement, document, certificate or instrument referred to herein or therein or delivered pursuant hereto or thereto.
     “Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each pension plan, as such term is defined in Section 3(2) of ERISA and which is subject to Title IV of ERISA, exceeds the fair market value of all assets of such pension plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such pension plan using the actuarial assumptions for funding purposes in effect under such pension plan, and (b) for a period of five years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by Company as a result of such transaction.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
Exhibit A-12

     “WBCL” means the Wisconsin Business Corporation Law.
     “Zoning Report” has the meaning set forth in Section 5.22(a)(iii).
Exhibit A-13